As filed with the Securities and Exchange Commission on October 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIRTT Environmental Solutions Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Alberta, Canada	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

(403) 723-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Fareeha Khan

Chief Financial Officer

DIRTT Environmental Solutions Ltd.

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

(403) 723-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Agent For Service)

Copy to:

Robert L. Kimball

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 25, 2023

PROSPECTUS

C$

DIRTT Environmental Solutions Ltd.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO   SHARES

OF COMMON SHARES AT C$   PER SHARE

DIRTT Environmental Solutions Ltd. (“we,” “us,” “our,” or the “Company”) is distributing, at no charge, to holders of our Common Shares (“Common Shares”) as of the close of business on   (the “Record Date”), transferable subscription rights (the “Rights”) to purchase up to an aggregate of    of our Common Shares in Canada and the United States of America (the “Offering”). Each holder will receive one Right for each Common Share owned by such holder at the close of business on the Record Date. Each Right will entitle its holder to purchase one-   of a Common Share at a subscription price of C$   per full share (the “Subscription Price”), exercisable in groups of   only for whole Common Shares on or before   (the “Expiration Time”) on   (the “Expiration Date”) (the “Basic Subscription Privilege”).

The Company expects to use the proceeds of the Offering for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, funding working capital needs, or reductions to its outstanding indebtedness. The Company may seek to reduce its outstanding indebtedness by any one or more of several means, including open market or privately negotiated repurchases, tender offers, or redemptions of its Debentures (as defined herein), or through prepayments or repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities (as defined herein). See “Use of Proceeds” in this prospectus for a further explanation of our intended use of proceeds from this Offering. If we sell all the Common Shares being offered in this Offering, we will receive gross proceeds of approximately C$   .

The Rights and the Common Shares issuable upon the exercise of the Rights (collectively, the “Offered Securities”) are expected to be listed on the Toronto Stock Exchange (the “TSX”) under the symbol “   ” and “DRT”, respectively.

The Rights issued pursuant to this Offering will be granted and exercisable beginning on or about   . The Rights will expire and will have no value if they are not exercised prior to the close of business on   , the Expiration Date of this Offering. Computershare Investor Services, Inc. (“Computershare”) will serve as the subscription agent in the Offering.

You should carefully consider whether to exercise your Rights before the expiration of the Offering and review carefully the information contained in or incorporated by reference in this prospectus and any accompanying prospectus supplement or any free writing prospectus that we have authorized for use in connection with this Offering prior to exercising such Rights. All exercises of Rights are irrevocable once they are exercised. Our board of directors (our “Board”) is making no recommendation regarding your exercise of the Rights. Holders who do not participate in the Offering will continue to own the same number of Common Shares. Holders who do not subscribe for the greatest number of shares permitted in the Offering will own a smaller percentage of the total Common Shares outstanding if and to the extent other holders fully exercise their Basic Subscription Privileges and Additional Subscription Privileges (as defined herein) or in the Standby Commitments. Rights that are not exercised by the Expiration Time on the Expiration Date will expire and have no value.

If you exercise your Basic Subscription Privilege in full (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and our other holders do not fully exercise their Basic Subscription Privileges, you may also exercise an additional subscription privilege (the “Additional Subscription Privilege”) to purchase additional Common Shares that remain unsubscribed for at the expiration of the Offering, subject to availability and pro rata allocation of shares among persons exercising the Additional Subscription Privilege. No fractional Common Shares will be issued. Where any exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the Shareholder’s entitlement will be reduced and rounded down to the next lowest whole number of Common Shares, and the fraction shall be cancelled without any repayment of capital or other consideration therefor.

The Company expects to enter into a Standby Purchase Agreement (the “Standby Purchase Agreement”) with each of the 22NW Group (as defined herein) and the 726 Group (as defined herein) (together with the 22NW Group, the “Standby Purchasers”). Pursuant to the Standby Commitments (as defined herein), each Standby Purchaser will agree to exercise its Basic Subscription Privilege in full and, in addition thereto, to collectively purchase Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, so that   Common Shares will be sold and the Company will realize gross proceeds of C$   under the Offering (collectively, the “Standby Commitments”), assuming each of the Standby Purchasers satisfies their Standby Commitment.

Our issued and outstanding Common Shares are listed on the TSX under the trading symbol “DRT” and are quoted on the OTC Markets (“OTC”) on the “OTC Pink Tier” under the symbol “DRTTF.” On October 23, 2023, the closing price of the Common Shares was C$0.55 on the TSX and the last reported sales price on the OTC was US$0.40.

This Offering is being made directly by us. We are not using an underwriter or selling agent. The Subscription Price, and proceeds to us before expenses, is C$   per full share, for aggregate proceeds to us, before expenses, of C$    (or US$   ) assuming the Offering is fully subscribed.

Our Board is making no recommendation regarding your exercise of the Rights. You should carefully consider whether to exercise your Rights before the Expiration Date. You may not revoke or revise any exercises of Rights once made.

Completion of the Offering is not subject to raising a minimum amount of proceeds.

If you are a resident in or otherwise subject to the securities laws of Canada, you should also refer to the rights offering circular (the “Canadian Circular”) filed on our SEDAR+ profile at www.sedarplus.ca.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is    .

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus or in any related free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise requires, throughout this prospectus and any applicable prospectus supplement, the words “we,” “us,” the “registrant,” “the Company,” or “DIRTT” refer to DIRTT Environmental Solutions Ltd.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus may contain forward-looking statements that involve substantial risks and uncertainties. We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements, other than statements of historical fact contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement, including statements regarding the Offering and the timing thereof, the gross proceeds of the Offering, the Standby Purchase Agreement, listing of the Rights, and the expected use of proceeds, are forward-looking statements. The words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on certain estimates, beliefs, expectations and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects can be found under the headings “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequently filed Quarterly Reports on Form 10-Q. These factors include, but are not limited to, the following:

•	failure to receive, in a timely manner, regulatory, TSX and other required approvals in connection with the Offering;

•	failure of the Standby Purchasers to comply with the terms of the Standby Commitments;

•	general economic and business conditions in the jurisdictions in which we operate, including inflation;

•

our ability to implement our strategic plan, including realization of benefits from certain cost-optimization initiatives undertaken in 2022 and initiatives being taken in 2023 and the ability of our reconstituted Board to successfully implement its transformation plan;

•	volatility of our share price;

•	the availability of capital or financing on acceptable terms, or at all, which may impact our liquidity and impair our ability to make investments in the business;

•	turnover of our key executives and difficulties in recruiting or retaining key employees;

•	our recent history of negative cash flow from operating activities;

•	our ability to generate sufficient revenue to achieve and sustain profitability and positive cash flows;

•

our ability to attract, train and retain qualified hourly labor on a timely basis to increase overall productive capacity in our manufacturing facilities to enable us to capture rising demand as the construction industry recovers from the COVID-19 pandemic;

•	the impact of the COVID-19 pandemic and any strain variants or resurgences thereof on our business;

•	our ability to achieve and manage growth effectively;

•	competition in the interior construction industry;

•	competitive behaviors by our co-founders and former executives;

•	the condition and changing trends of the overall construction industry;

•	our reliance on our network of construction partners, which we have previously referred to as our distribution partners, for sales, marketing and installation of our solutions;

•	our ability to introduce new designs, solutions and technology and gain client and market acceptance;

•	defects in our designing and manufacturing software and warranty and product liability claims brought against us;

•

inflation and material fluctuations of commodity prices, including raw materials and our ability to set prices for our products that satisfactorily adjust for inflation and fluctuations in commodity prices;

•	the effectiveness of our manufacturing processes and our success in implementing improvements to those processes;

•	the effectiveness of certain elements of our administrative systems and the need for investment in those systems;

•	shortages of supplies of certain key components and materials or disruption in supplies due to global events;

•	global economic, political and social conditions and financial markets, such as the war in Ukraine and the Israel-Hamas war;

•	our exposure to currency exchange rates, tax rates, interest rates and other fluctuations, including those resulting from changes in laws or administrative practice;

•	legal and regulatory proceedings brought against us;

•	infringement on our patents and other intellectual property;

•	cyber-attacks and other security breaches of our information and technology systems;

•	damage to our information technology and software systems;

•	our requirements to comply with applicable environmental, health and safety laws;

•	the impact of increasing attention to environmental, social and governance (“ESG”) matters on our business;

•	periodic fluctuations in our results of operations and financial conditions;

•	the effect of being governed by the corporate laws of a foreign country, including the difficulty of enforcing civil liabilities against directors and officers residing in a foreign country;

•	the availability and treatment of government subsidies (including any current or future requirements to repay or return such subsidies);

•	future mergers, acquisitions, agreements, consolidations or other corporate transactions we may engage in; and

•	other factors and risks described under the heading “Risk Factors.”

These risks are not exhaustive. Because of these risks and other risks and uncertainties, our actual results, performance or achievement, or industry results, may be materially different from the anticipated or estimated results discussed in the forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and each prospectus supplement. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors nor can we assess the effects of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. Our past results of operations are not necessarily indicative of our future results. You should not place undue reliance on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, and other information with the SEC (File No. 001-39061). Our filings with the SEC are available to the public through the Internet at the Commission’s website at http://www.sec.gov. We are also subject to requirements of applicable securities laws in Canada, and documents that we file with the securities commissions or similar regulatory authorities in Canada may be found at http://www.sedarplus.ca.

We make available free of charge through our website at http://www.dirtt.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC or the securities commissions or similar regulatory authorities in Canada. In addition to the reports filed or furnished with the SEC and the securities commissions or similar regulatory authorities in Canada, we publicly disclose information from time to time in our press releases, investor presentations posted on our website and at publicly accessible conferences. Such information, including information posted on or connected to our website, is not a part of, or incorporated by reference into this prospectus and does not constitute part of this prospectus unless specifically so designated and filed with the SEC or the securities commissions or similar regulatory authorities in Canada.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to exercise your Rights. You should read this entire prospectus carefully, including the “Risk Factors” section contained in this prospectus, the “Risk Factors” section contained in the documents incorporated by reference herein, and our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment decision.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “DIRTT,” “the Company,” “we,” “us,” and “our” refer to DIRTT Environmental Solutions Ltd. and, where appropriate, our subsidiary.

Company Overview

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the TSX under the symbol “DRT” and is quoted on the OTC under the symbol “DRTTF.”

Recent Developments

On August 2, 2023, Bradley S. Little resigned from his position as Chief Financial Officer of the Company, effective August 25, 2023. Also on August 2, 2023, the Company appointed Fareeha Khan, who previously served as the Company’s Vice President of Finance, to serve as Chief Financial Officer, effective August 25, 2023.

On September 27, 2023, following a prior temporary suspension of operations at the Company’s manufacturing facility in Rock Hill, South Carolina, the Company announced that it had determined not to reopen the Rock Hill facility. The closure was part of the Company’s ongoing focus on realigning the organization, increasing efficiency, and improving profitability.

On October 12, 2023, DIRTT’s Common Shares were delisted from The Nasdaq Stock Market.

Our Corporate Information

DIRTT is incorporated under the laws of the province of Alberta, Canada, its headquarters is located at 7303 – 30th Street S.E., Calgary, AB, Canada T2C 1N6 and its registered office is located at 4500, 855 – 2nd Street S.W., Calgary, AB, Canada T2P 4K7. DIRTT’s Common Shares trade on the TSX under the symbol “DRT” and are quoted on the OTC under the symbol “DRTTF.”

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We are an “emerging growth company” as defined in the JOBS Act enacted in April 2012. Certain specified reduced reporting and other regulatory requirements are available to public companies that are emerging growth companies. These provisions include:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies;

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements; and

•	reduced disclosure about our executive compensation arrangements.

We will continue to be an emerging growth company until the earliest of:

•

the last day of our fiscal year in which we have total annual gross revenues of US$1.07 billion (as such amount is indexed for inflation every five years by the SEC to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest US$1 million) or more;

•	December 31, 2024;

•	the date on which we have, during the prior three-year period, issued more than US$1 billion in non-convertible debt; or

•

the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC, which means the market value of our Common Shares that is held by non-affiliates (or public float) exceeds US$700 million as of the last day of our second fiscal quarter in our prior fiscal year.

We elected to take advantage of certain of the reduced disclosure obligations in this prospectus and the documents incorporated by reference herein and therein and may elect to take advantage of other reduced reporting requirements in future filings. However, we have irrevocably elected not to avail ourselves of the extended transition period for complying with new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We are currently a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than US$250 million measured on the last business day of our second fiscal quarter, or our annual revenue is more than US$100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than US$700 million measured on the last business day of our second fiscal quarter.

Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock, and our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.

THE RIGHTS OFFERING

The following is a brief summary of some of the terms of the Offering. For a more complete description of the terms of the Rights, see “The Rights Offering.”

Securities Offered	We are distributing, at no charge, to holders of our Common Shares as of the close of business on the Record Date (“you”) for the Offering, Rights to purchase up to of our Common Shares. Common Shares in the Offering will be issued only in book-entry form, represented by a rights direct registration advice statement (a “Rights DRS Advice”). You will receive one Right for each Common Share you owned at , on , which is the Record Date for the Offering. Each Right will be exercisable for the purchase of one- of a Common Share, exercisable in groups of only for whole Common Shares.

Basic Subscription Privilege	The Basic Subscription Privilege of each Right will entitle you to purchase one- of a Common Share at the Subscription Price of C$ per full share, exercisable in groups of only for whole Common Shares. You may not exercise your Rights to acquire less than one whole Common Share.

Additional Subscription Privilege	If you fully exercise your Basic Subscription Privilege (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and other shareholders do not fully exercise their Basic Subscription Privileges, you may also exercise an Additional Subscription Privilege to purchase additional Common Shares that remain unsubscribed at the expiration of the Offering, subject to the availability and pro rata allocation of Common Shares among shareholders exercising this Additional Subscription Privilege. To the extent the number of the unsubscribed Common Shares are not sufficient to satisfy all of the properly exercised Additional Subscription Privilege requests, then the available Common Shares will be prorated among those who properly exercised Additional Subscription Privileges based on the number of Common Shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

Record Date	Eastern Time, on

Expiration of the Rights Offering	Eastern Time, on .

Subscription Price	C$ per whole Common Share, payable in cash. To be effective, any payment related to the exercise of a Right must clear prior to the expiration of the Offering.

Use of Proceeds	The Company expects to use the proceeds of the Offering for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, funding working capital needs, or reductions to its outstanding indebtedness. The Company may seek to reduce its outstanding indebtedness by any one or more of several means, including open market or privately negotiated repurchases, tender offers, or redemptions of its Debentures, or through prepayments or repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities. See “Use of Proceeds.”

Transferability of Rights	The Rights issued in the Offering are transferable. We have applied to list the Rights on the Toronto Stock Exchange under the symbol “ .”

No Board Recommendation	Although our directors may potentially invest their own money in the Offering (to the extent they hold Common Shares on the Record Date), they are not required to do so. Our Board is making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Offering. Please see “Risk Factors” for a discussion of some of the risks involved in acquiring the Offered Securities.

No Revocation	All exercises of Rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your Rights. You should not exercise your Rights unless you are certain that you wish to purchase additional Common Shares at the Subscription Price of C$ per whole Common Share.

Certain Canadian Federal Income Tax Considerations	For a summary of the Canadian federal income tax considerations resulting from the receipt and exercise of Rights and the receipt, ownership and disposition of our Common Shares, please see “Certain Canadian Federal Income Tax Considerations.”

Material United States Federal Income Tax Considerations	For a summary of the U.S. federal income tax considerations resulting from the receipt, ownership, exercise, lapse and disposition of Rights and the ownership and disposition of our Common Shares, please see “Material United States Federal Income Tax Considerations.”

Procedures for Exercise	If you are a Registered Holder (as defined herein) of Common Shares, you should complete and deliver Subscription Form to the subscription agent in the manner set out in the section entitled “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights.”

If you are a beneficial owner of Common Shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your Registered Holder to exercise your Rights on your behalf and deliver all required documents and payment before the Expiration Date. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions.

Standby Purchasers	The Company expects to enter into the Standby Purchase Agreement, pursuant to which each Standby Purchaser will agree to exercise its Basic Subscription Privilege in full and, in addition thereto, to collectively purchase all Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, so that Common Shares will be sold and the Company will realize gross proceeds of C$ under the Offering. The Standby Commitments include the amounts the Standby Purchasers pay for their Basic Subscription Privilege. See “Questions and Answers Relating to the Rights Offering—Standby Commitment.”

Minimum Subscription Requirement	There is no minimum subscription requirement. We will complete the Offering regardless of the amount raised from the exercise of Basic Subscription and Additional Subscription Privileges by the Expiration Date.

Subscription Agent	Computershare Investor Services Inc.

Shares Outstanding Before the Rights Offering	104,789,358 Common Shares were outstanding as of October 23, 2023.

Shares Outstanding After the Rights Offering	We expect to issue Common Shares. After the Offering, assuming all Common Shares offered in the Offering are sold, we will have approximately Common Shares outstanding.

Risk Factors	You should carefully read and consider the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, and June 30, 2023, and in the “Risk Factors” section beginning on page 23 of this prospectus, together with all of the other information included in or incorporated by reference into this prospectus, before you decide to exercise your Rights to purchase Common Shares.

Fees and Expenses	We will pay all fees charged by the subscription agent in connection with the Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights. We will not pay the Standby Purchasers a fee.

Trading Symbols of Common Shares	Toronto Stock Exchange: DRT

OTC Pink Sheets: DRTTF

Questions	If you have any questions about the Offering, including questions about subscription procedures and requests for additional copies of this prospectus or other documents, please contact the subscription agent, Computershare, at 1-800-564-6253 or 1-514-982-7555 (if outside North America) or the Company’s investor relations department, at ir@dirtt.com or 1-800-605-6707.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

SUMMARY OF THE RIGHTS OFFERING

Why are you reading this prospectus?

We are distributing, at no charge, to holders of our Common Shares as of the close of business on the Record Date, the Rights on the terms and conditions described in this prospectus. Each Right will entitle its holder to purchase one-  of a Common Shares at the Subscription Price, exercisable in groups of   only for whole Common Shares, subject to the terms described in this prospectus. If you are a resident in or otherwise subject to the securities laws of Canada, you should also refer to the Canadian Circular filed on our SEDAR+ profile at www.sedarplus.ca.

The purpose of this prospectus is to provide you with detailed information about the Offering and your rights and restrictions in respect thereof. This prospectus should be read in conjunction with any accompanying prospectus supplement and any free writing prospectuses filed after the date hereof.

The Company expects to use the proceeds of the Offering for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, funding working capital needs, or reductions to its outstanding indebtedness. The Company may seek to reduce its outstanding indebtedness by any one or more of several means, including open market or privately negotiated repurchases, tender offers, or redemptions of its Debentures, or through prepayments or repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities. See “Use of Proceeds.”

What is being offered?

We are distributing, at no charge, one Right for each one Common Share held by our holders of Common Shares as of the close of business on the Record Date, being     .

What does one Right entitle you to receive?

The Basic Subscription Privilege of each Right will entitle you to purchase one-  of a Common Share at the Subscription Price of US$   per whole Common Share, exercisable in groups of   only for whole Common Shares. You may not exercise your Rights to acquire less than one whole Common Share.

If you fully exercise your Basic Subscription Privilege (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and our other shareholders do not fully exercise their Basic Subscription Privileges, you may also exercise an Additional Subscription Privilege to purchase additional Common Shares that remain unsubscribed at the expiration of the Offering, subject to the availability and pro rata allocation of Common Shares among shareholders exercising this Additional Subscription Privilege. To the extent the number of the unsubscribed Common Shares are not sufficient to satisfy all of the properly exercised Additional Subscription Privilege requests, then the available Common Shares will be prorated among those who properly exercised Additional Subscription Privileges based on the number of Common Shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all Additional Subscription Privilege exercises have been fulfilled, whichever occurs earlier.

No fractional Common Shares will be issued. Where any exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced and rounded down to the next lowest whole number of Common Shares, and the fraction shall be cancelled without any repayment of capital or other consideration therefor. Rights will be evidenced by a Rights DRS Advice issued under the direct registration system administered by the subscription agent.

To exercise your Rights, you must complete the subscription form (the “Subscription Form”) included with the Rights DRS Advice and deliver it to the subscription agent, together with full payment for all the Rights you elect to exercise under the Basic Subscription Privilege and Additional Subscription Privilege, before the expiration of the Offering. You may deliver the required documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of Common Shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct the Registered Holder of your Common Shares to exercise your Rights on your behalf and deliver all required documents and payment before the Expiration Time on the Expiration Date. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions. See “Questions and Answers Related to the Rights Offering—How to Exercise the Rights.”

What is the Subscription Price?

The Subscription Price for each Common Share issuable pursuant to an exercise of Rights (whether under the Basic Subscription Privilege or the Additional Subscription Privilege) is US$    per whole Common Share, payable by money order, bank draft or certified check. To be effective, any payment related to the exercise of a Right must clear prior to the Expiration Time on the Expiration Date.

On October 23, 2023, being the last trading day before announcement of the terms of the Offering, the closing price of the Common Shares was C$0.55 on the TSX and the last reported sales price was US$0.40 on the OTC. On     , 2023, being the last trading day before the determination of the Subscription Price, the closing price of the Common Shares was C$   on the TSX and the last reported sales price was US$   on the OTC.

In accordance with the TSX Company Manual, the Subscription Price must be at least a 20% discount to the market price (as defined under TSX rules) of our Common Shares.

When does the Offering expire?

The Rights may be exercised until the expiration of the Offering, which is   Eastern Time, on   . Any Rights not exercised at or before the expiration of the Offering will be void and of no value.

What are the significant attributes of the Rights issued under the Offering and the securities to be issued upon the exercise of the Rights?

The Rights entitle the holder to purchase one-  of a Common Share at the Subscription Price, exercisable in groups of   only for whole Common Shares, pursuant to the Basic Subscription Privilege and, if available, the Additional Subscription Privilege, until the Expiration Time on the Expiration Date. The Rights are transferable and are expected to be listed on the TSX under the symbol “   .” See “Where will the Rights and Common Shares issuable upon the exercise of the Rights be listed for trading?” for more information.

A holder of Rights is not, by reason of owning the Rights, a shareholder of the Company and does not have any rights of a shareholder.

The Rights are exercisable for fully paid and non-assessable Common Shares. We are authorized to issue an unlimited number of Common Shares, of which 104,789,358 are issued and outstanding as of October 23, 2023. Holders of Common Shares are entitled to receive notice of and to one vote per Common Share held at meetings of our shareholders, to receive such dividends (if any) as our Board may declare, and to share equally in such remaining assets of the Company as are distributable to shareholders upon its liquidation, dissolution or winding-up.

What are the minimum and maximum number or amount of Common Shares that may be issued under the Offering?

The Offering is not subject to any minimum subscription level. However, the Company has the Standby Commitments from the Standby Purchasers to collectively subscribe for up to   Common Shares that will ensure aggregate proceeds from the Offering of C$   , assuming each of the Standby Purchasers satisfies its Standby Commitment. See “—Standby Commitment” and “—Insider Participation.”

Assuming the exercise of all Rights,    Common Shares will be issued in connection with the Offering (subject to adjustment for rounding) for aggregate gross proceeds of C$   .

Where will the Rights and Common Shares issuable upon the exercise of the Rights be listed for trading?

Our outstanding Common Shares are listed on the TSX under the symbol “DRT” and quoted on the OTC under the symbol “DRTTF.” The Rights are expected to be listed on the TSX under the symbol “   ” until 12:00 pm (Eastern Time) on the Expiration Date, at which time the Rights will be halted from trading.

Will this Offering result in the Company “going private” for purposes of Rule 13e-3 of the Exchange Act?

The Offering is not a transaction or series of transactions which has either a reasonable likelihood or a purpose of producing a “going private effect” as specified in Rule 13e-3 of the Exchange Act. The Offering may, however, substantially affect the ownership of the Company’s capital stock, especially if our current shareholders (other than the Standby Purchasers) do not exercise their Basic Subscription Privilege.

IMPORTANT DATES AND TIMES

Canadian Circular, Canadian rights offering notice (the “Notice”) and news release filed on SEDAR and available on the Company’s website at www.DIRTT.com

Prospectus with respect to the Offering to shareholders in the United States, dated , filed on EDGAR and available on the Company’s website at www.DIRTT.com

Last day to trade in Common Shares on the TSX (with Rights)

Listing and trading of Rights commences on the TSX at market open under the trading symbol “ ” under CUSIP .

Common Shares commence trading ex-Rights on the TSX

Record Date for the Offering

Mail Notice, Rights DRS Advice and Subscription Form to registered shareholders in Canada

Mail Notice, Rights DRS Advice and Subscription Form to registered shareholders in the U.S.

Offering opens for shareholders holding Common Shares

Last day for trading Rights on the TSX

Offering closes at 5:00 p.m., Eastern Time (Expiration Date)

Results of Offering announced by the Company

USE OF AVAILABLE FUNDS

What will our available funds be upon the closing of the Offering?

Assuming the exercise of all of the Rights, the maximum net proceeds to the Company from the Offering will be approximately C$    , after deducting estimated expenses of C$    associated with the Offering. The following table sets out our estimate of the Company’s available funds after giving effect to the Offering:

		Assuming Standby Commitments Only(1)	Assuming 100% of the Offering

A	Amount to be raised by the Offering	C$	C$

B	Selling commissions and fees	N/A	N/A

C	Estimated Offering costs	C$	C$

D	Available funds: D = A – (B + C)	C$	C$

E	Working capital deficiency as at most recent month end (deficiency)	N/A	N/A

F	Additional sources of funding	N/A	N/A

G	Total: G = (D + E) – F	C$	C$

D	Available funds: D = A – (B + C)	C$	C$

(1)

Performance by the Standby Purchasers of their Standby Commitments will ensure that a total of   Common Shares are sold pursuant to the Offering for gross proceeds of C$   , representing 100% of the Offering. See “—Insider Participation” and “—Standby Commitment” below.

How will we use the available funds?

The Company expects to use the proceeds of the Offering for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, funding working capital needs, or reductions to its outstanding indebtedness. The Company may seek to reduce its outstanding indebtedness by any one or more of several means, including open market or privately negotiated repurchases, tender offers, or redemptions of its Debentures, or through prepayments or repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities. There can be no assurance that the Company will be able to successfully reduce its outstanding indebtedness, on favorable terms or at all.

The following table sets out how we intend to use our available funds raised. We intend to spend the available funds as stated. We will reallocate funds only for sound business reasons. Management will have discretion in the actual application of the available funds. Any use of the available funds will be in furtherance of our business and consistent with our business objectives. We intend to invest the net proceeds of this Offering that we do not immediately use, and such investments may include short-term marketable investment grade securities.

Description of intended use of available funds	Assuming Standby Commitments Only(1)	Assuming 100% of the Offering
Reduce outstanding indebtedness	C$	C$
General corporate purposes and working capital	C$	C$
Total: Equal to G in the available funds in the previous table	C$	C$

(1)

Performance by the Standby Purchasers of their Standby Commitments will ensure that a total of   Common Shares are sold pursuant to the Offering for gross proceeds of C$   , representing 100% of the Offering. The Standby Commitments require each Standby Purchaser to exercise its Basic Subscription Privilege in full and, in addition thereto, to purchase, at the Subscription Price, 50% of the Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, so that the maximum number of Common Shares that may be issued and sold in connection with the Offering will be for gross proceeds of C$   . See “—Insider Participation” and “—Standby Commitment.”

How long will the available funds last?

The Company believes it has sufficient liquidity to remain a going concern for at least the next 12 months. The Company expects to use the net proceeds from the Offering as stated above within 12 months following the closing of the Offering.

INSIDER PARTICIPATION

Will insiders be participating in the Offering?

22NW Fund, LP (“22NW”), Aron English, a director of the Company and manager of 22NW Fund GP, LLC, the general partner of 22NW (“English” and together with 22NW the “22NW Group”), and 726 BC LLC and 726 BF LLC (collectively “726”), and Shaun Noll, a director of the Company and President and Chief Investment Officer of 726 (“Noll” and together with 726 and any related entities, the “726 Group”), have agreed, upon and subject to the terms and conditions of the Standby Purchase Agreement, to participate in the Offering. As of the date hereof, the 22NW Group and the 726 Group hold 23,136,229 and 18,255,664 issued and outstanding Common Shares, representing approximately 22.1% and 17.4% of the issued and outstanding Common Shares, respectively. As of the date hereof, 22NW owns C$10,426,837 principal amount of the January Debentures (as defined herein) and C$6,836,048 principal amount of the December Debentures (as defined herein).

Specifically, pursuant to the Standby Purchase Agreement, the 22NW Group and the 726 Group have each agreed to exercise its Basic Subscription Privilege in full, and in addition thereto, to purchase from the Company, at the Subscription Price, 50% and 50%, respectively, of all Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege.

As a result of the Standby Commitments, the maximum number of Common Shares issuable under the Offering to which the Standby Purchasers have committed (being an aggregate of   Common Shares) will be sold and the Company will realize gross proceeds of not less than C$   thereunder. See “—Standby Commitment.”

Directors and executive officers of the Company and other holders of 10% or more of the outstanding Common Shares may potentially elect to participate in the Offering with respect to Rights distributed in respect of their Common Shares that they own as of the Record Date. There is, however, no obligation to do so (other than the respective obligations of each Standby Purchaser) and the Company provides no assurances in this regard. It is expected that some of the directors and executive officers of the Company and other holders of 10% or more of the outstanding Common Shares will participate in the Offering, but there is no guarantee that they will do so.

Who are the holders of 10% or more of our securities before and after the Offering?

To the knowledge of our directors and executive officers, as of the date of this prospectus the only persons who currently hold 10% or more of the issued and outstanding Common Shares or who may own 10% or more upon completion of the Offering, are as set out in the following table:

Name of Shareholder	Holdings before the Offering(1)	Holdings after the Offering (2)
22NW Fund, LP and Aron English (the 22NW Group)	23,136,229 or 22.1%	or %

726 BC LLC, 726 BF LLC and Shaun Noll (the 726 Group)	18,255,664 or 17.4%	or %

MAK Capital One LLC(3)	6,051,671 or 5.8%	or %

(1)	Based on 104,789,358 outstanding Common Shares as of the date hereof.
(2)

Assumes that no Rights are exercised by any person other than the Standby Purchasers and all   Common Shares issuable under the Offering are acquired by the Standby Purchasers pursuant to the terms of the Standby Purchase Agreement. Based on there being   Common Shares issued and outstanding as of the date of the closing of the Offering (104,789,358 Common Shares issued and outstanding as of the date of this prospectus plus    Common Shares issuable under the Standby Commitment).

(3)	As reported on a Schedule 13G/A filed with the SEC on February 13, 2023.

DILUTION

If you do not exercise your Rights, by how much will your security holdings be diluted?

If you wish to retain your current percentage ownership of the Common Shares, you should exercise your Rights and pay the Subscription Price for the Rights Shares to which you are entitled to subscribe for under the Basic Subscription Privilege. If you do not exercise your Rights or elect to sell or transfer your Rights, the value of the Common Shares currently held by you will be diluted as a result of the exercise of Rights by others. Assuming issuance of the maximum number of Common Shares under the Offering (    Common Shares), and that you do not exercise any Rights and so do not acquire any Common Shares pursuant to the Offering, then your shareholdings will be diluted by approximately  %.

STANDBY COMMITMENT

Who are the Standby Purchasers and what are the fees?

The Company expects to enter into the Standby Purchase Agreement, pursuant to which each Standby Purchaser will agree to exercise its Basic Subscription Privilege in full and, in addition thereto, to collectively purchase all Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, so that    Common Shares will be sold and the Company will realize gross proceeds of C$   under the Offering.

Specifically, pursuant to the Standby Purchase Agreement, the 22NW Group and the 726 Group have each agreed to exercise its Basic Subscription Privilege in full, and in addition thereto, to purchase from the Company at the Subscription Price, 50% and 50%, respectively of all Common Shares that remain unsubscribed for by holders of the Rights other than the Standby Purchasers at the Expiration Time, or up to   Common Shares each. The allocation of the Common Shares purchased by each of the 22NW Group and the 726 Group pursuant to the Standby Purchase Agreement within each group shall be determined by each of English and Noll, respectively, in his sole discretion.

The Standby Commitments will ensure the Company realizes gross proceeds under the Offering of C$   . The 22NW Group and the 726 Group currently hold approximately 22.1% and 17.4%, respectively, of the outstanding Common Shares and, as a result, will be entitled (and required under their Standby Commitments) to purchase    and    Common Shares with an aggregate subscription price of approximately C$   and C$   (collectively, C$   ) under their respective Basic Subscription Privileges. The Standby Purchasers may also exercise their Additional Subscription Privilege, subject to the availability and pro rata allocation of Common Shares among shareholders exercising their Additional Subscription Privilege. Under the Standby Commitments, each Standby Purchaser is required to purchase 50% of all Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege in addition to the exercise of such Standby Purchaser’s Basic Subscription Privilege in full and the exercise of its Additional Subscription Privilege, if any.

The 22NW Group and the 726 Group are each a related party of the Company on the basis that each holds, together with its joint actors, more than 10% of the outstanding Common Shares. Further, each of Messrs. English and Noll are directors of the Company. The Standby Purchasers will not receive any fee for providing the Standby Commitments.

The Standby Purchase Agreement contains certain conditions precedent that must be satisfied by the closing of the Offering, and if any such conditions precedent are not satisfied (or waived by the Standby Purchasers) the Standby Purchase Agreement may be terminated by the Standby Purchasers. The Standby Purchase Agreement may also be terminated by the Standby Purchasers if (i) any order is made by a competent regulatory authority, and remains in effect, to cease trading the securities of the Company; or (ii) the closing of the Offering has not occurred on or before   , provided that the Standby Purchaser seeking to terminate the Standby Purchase Agreement has not been the cause of the failure to close the Offering on or before   .

The foregoing is a summary of certain terms of the Standby Purchase Agreement and is qualified in its entirety by reference to the full text of the Standby Purchase Agreement, copies of which have been filed with the SEC, available on the SEC’s website at www.sec.gov, and on SEDAR+, available under the Company’s issuer profile at www.sedarplus.ca.

Have we confirmed that the Standby Purchasers have the financial ability to carry out their Standby Commitments?

To the knowledge of our directors and executive officers, each Standby Purchaser has the financial ability to carry out and perform its respective Standby Commitment.

What are the security holdings of the Standby Purchasers before and after the Offering?

To the knowledge of our directors and executive officers, each of the Standby Purchaser’s holdings of Common Shares, before and after the completion of the Offering, are set out in the following table.

	Common Shares Beneficially Owned Before Rights Offering(1)		Common Shares Beneficially Owned After Rights Offering
	Number	Percentage(3)	Number	Percentage
22NW Fund, LP and Aron English(2)	23,136,229	22.1%			%
726 BC LLC, 726 BF LLC and Shaun Noll	18,255,664	17.4%			%

(1)	Based on issued and outstanding Common Shares held by the Standby Purchasers as of the date of this prospectus.
(2)

In addition to the Common Shares disclosed in the table above, as of the date of this prospectus, 22NW additionally owns C$17,262,885 principal amount of the Debentures, which are convertible into Common Shares in accordance with the terms thereof.

(3)	Based on 104,789,358 outstanding Common Shares as of the date hereof.

MANAGING DEALER, SOLICITING DEALER AND UNDERWRITING CONFLICTS

The Company has not retained any managing dealer, soliciting dealer or other party to solicit subscriptions for Common Shares pursuant to the Offering.

HOW TO EXERCISE THE RIGHTS

How does a shareholder that is a Registered Holder participate in the Offering?

If you hold your Common Shares in your own name, you are a “Registered Holder.” In order to exercise the Rights represented by the Rights DRS Advice, the holder of Rights must complete and deliver the Subscription Form to the subscription agent in the manner set out below under the heading “How to Complete the Rights Subscription Form.” All exercises of Rights are irrevocable once submitted. If you wish to participate in this Offering, you must take the following steps, unless your Common Shares are held by a broker, bank, or other nominee:

•	deliver payment to the subscription agent using the methods outlined in this prospectus; and

•	deliver a properly executed Subscription Form to the subscription agent at or before , Eastern Time, on .

If you send a payment that is insufficient to purchase the number of Common Shares you requested, or if the number of Common Shares you requested is not specified in the Subscription Form, the payment received will be applied to exercise your Basic Subscription Privilege. Unless you have specified the number of Common Shares you wish to purchase upon exercise of your Additional Subscription Privilege, any payment in excess of that required to exercise your Basic Subscription Privilege will be refunded. If the payment exceeds the Subscription Price for the full exercise of the Basic Subscription Privilege and Additional Subscription Privilege (to the extent specified by you and subject to pro rata allocation), the excess will be refunded. You will not receive interest on any payments refunded to you under this Offering.

Payment Methods

Your payment of the Subscription Price must be made in Canadian dollars for the full number of Common Shares for which you are subscribing by certified check, bank draft or money order payable to the subscription agent. The subscription agent will accept payment only by certified check, bank draft or money order payable to the subscription agent.

Your payment will be considered received by the subscription agent only upon receipt by the subscription agent of any certified check, bank draft or money order payable to the subscription agent. You should deliver your Subscription Form and payment of the Subscription Price to the subscription agent by one of the methods described below:

By Hand or Courier:

100 University Avenue, 8th Floor

Computershare Investor Services Inc.

Toronto, Ontario M5J 2Y1

By Mail:

Computershare Investor Services Inc.

31 Adelaide Street E, PO Box 7021

Toronto, Ontario M5C 3H2

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

How to Complete the Rights Subscription Form

Please use the Subscription Form to participate in the Offering by fully completing each box (as applicable), attaching your payment of the Subscription Price, and returning the Subscription Form and payment to the subscription agent prior to the Expiration Time on the Expiration Date. Your Rights balance is stated on the Rights DRS Advice.

Subscription Instructions

Basic Subscription Privilege: A holder or transferee of the Rights DRS Advice wishing to subscribe for Common Shares must complete Box 1 on the Subscription Form and deliver the Subscription Form together with payment in full of the Subscription Price to the subscription agent at its office shown above prior to the Expiration Time on the Expiration Date.

Completion of Box 1 constitutes a representation by the holder that (A) such holder is not an Ineligible Holder (as defined herein) or (B) if such holder is an Ineligible Holder (i) it has advised the Company of this fact in writing and, (ii) that such offering to and subscription by such holder is lawful and in compliance with all applicable securities and other laws where such holder is resident.

Additional Subscription Privilege: To subscribe for additional Common Shares, holders must complete Box 2 on the Subscription Form. Shareholders can only submit a request for additional Common Shares if all available Common Shares under the Basic Subscription Privilege (outlined above) have been subscribed for. Payment for additional Common Shares should be combined with the payment for the Basic Subscription Privilege on one certified check, bank draft or money order made out to Computershare Investor Services Inc. A refund check will be issued for any additional Common Shares requested and not issued.

To Sell, Transfer, Divide, Or Combine Rights

To sell or transfer your Rights, please see the instructions provided with the Rights DRS Advice. Note that the Rights expire at the Expiration Time on the Expiration Date. If you plan on selling or transferring your Rights, ensure to provide ample time for intermediary processing.

To divide or combine your Rights, please send your Rights DRS Advice together with a letter of instruction detailing the combination or division of Rights and mail to Computershare Investor Services Inc. at one of the addresses of the subscription agent listed above. If you are dividing or combining your Rights, the registered name must remain the same. If you want to change the registered name of the Rights, refer to the transfer instructions contained in the Rights DRS Advice. Note that the Rights expire at the Expiration Time on the Expiration Date. If you plan on dividing or combining your Rights, ensure to provide ample time for intermediary processing.

Deliver or mail the completed Subscription Form and the applicable payment in the enclosed return envelope addressed to the subscription agent to be received by the Subscription Office listed above before the Expiration Time on the Expiration Date. If mailing, registered mail is recommended. Please allow sufficient time to avoid late delivery. The signature of the Rights holder must correspond in every particular with the name that appears on the face of the Rights DRS Advice.

Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the subscription agent. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Company in its sole discretion, and any determination by the Company will be final and binding on the Company and its shareholders. The Company reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. The Company also reserves the right to waive any defect in respect of any particular subscription. Neither the Company nor the subscription agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any holder of Rights that fails to complete their subscription in accordance with the foregoing instructions prior to the expiration of the Offering will forfeit their Rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

How does a shareholder that is not a Registered Holder participate in the Offering?

If you hold your Common Shares in the name of a securities broker or dealer, bank or trust company or other participant (a “Participant”) in the book based system administered by the Canadian Depository for Securities. (“CDS”) or in the book based system administered by the Depository Trust Company (“DTC”), then your broker, bank, or other nominee is the Registered Holder of the Common Shares you own. As a beneficial owner, you should instruct the Registered Holder to exercise your Right on your behalf and deliver all required documents and payment before the expiration of the Offering. The Registered Holder must exercise the Rights on your behalf for the Common Shares you wish to purchase. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions.

If you wish to participate in this Offering and purchase Common Shares, please promptly contact the Registered Holder of your Common Shares. You should contact the Registered Holder for instruction to participate in the Offering.

Who is eligible to receive Rights?

The Rights are being offered to holders of our Common Shares as of the close of business on the Record Date residing in the United States and all provinces and territories of Canada (the “Eligible Jurisdictions”). Shareholders not resident in Eligible Jurisdictions (“Ineligible Holders”) that are able to establish to the Company’s satisfaction, in its sole discretion, not later than   , that an offering to and subscription by such holder of Rights and Common Shares is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and in the jurisdiction where such Ineligible Holder is resident and would not require that the Company file any document, take any proceeding, make any application, obtain any approval, give any notice or make any payment, in each case of any kind or nature whatsoever, including by delivering a representation letter in the form presented by the Company, will be eligible to receive Rights (an “Approved Holder”).

No Rights or Common Shares issuable upon exercise thereof are offered for sale, and no offers to purchase securities are solicited, in any jurisdiction that is not an Eligible Jurisdiction, or to or from Ineligible Holders.

Ineligible Holders will not receive a Rights DRS Advice and Subscription Form, but will be sent a letter advising (i) that their Rights will be held by the subscription agent, as agent for the benefit of all such Ineligible Holders, and (ii) how Ineligible Holders might establish their ability to participate in the Offering and subscribe for Common Shares as an Approved Holder, failing which the subscription agent will attempt to sell the Rights for the benefit of such Ineligible Holder.

What is the Additional Subscription Privilege and how can you exercise this privilege?

If you fully exercise your Basic Subscription Privilege (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and other shareholders do not fully exercise their Basic Subscription Privileges, you may also exercise an Additional Subscription Privilege to purchase additional Common Shares that remain unsubscribed at the expiration of the Offering, subject to the availability and pro rata allocation of Common Shares among shareholders exercising this Additional Subscription Privilege. To the extent the number of the unsubscribed Common Shares are not sufficient to satisfy all of the properly exercised Additional Subscription Privilege requests, then the available Common Shares will be prorated among those who properly exercised their Additional Subscription Privilege based on the number of Common Shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all Additional Subscription Privilege exercises have been fulfilled, whichever occurs earlier.

How does a Rights holder sell or transfer Rights?

The Rights will be transferable during the course of the Offering. We expect the Rights will trade on the TSX under symbol “   ”, beginning on    , until 12:00 p.m., Eastern Time, on the Expiration Date. As a result, you may transfer or sell your Rights during the course of the subscription period if you do not want to purchase any Common Shares. The Rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that a market for the Rights will develop or, if a market does develop, as to how long it will continue or at what prices the Rights will trade. Therefore, we cannot assure you that you will be able to sell any of your Rights or as to the value you may receive in a sale. The subscription agent will only facilitate subdivisions or transfers of the Rights until    , Eastern Time, on    , business days prior to the Expiration Date.

When can you trade securities issuable upon the exercise of your Rights?

The outstanding Common Shares are listed on the TSX under the symbol “DRT” and are quoted on the OTC under the symbol “DRTTF.” We expect the Rights and the Common Shares issuable upon the exercise of the Rights will be listed on the TSX. We anticipate that the Rights will be listed and available for trading on     , 2023.

Are there restrictions on the resale of Rights?

Canada

The Offered Securities are being distributed by the Company in Canada pursuant to exemptions from the prospectus requirements under Canadian securities laws. Resale of the Offered Securities may be subject to restrictions pursuant to applicable securities legislation then in force. Set out below is a general summary of the restrictions governing first trades in the Offered Securities in Canada. Additional restrictions may apply to “insiders” of the Company and holders of the Common Shares who are “control persons” or the equivalent or who are deemed to be part of what is commonly referred to as a “control block” in respect of the Company for purposes of Canadian securities legislation. Each holder of Rights is urged to consult with his or her professional advisors to determine the exact conditions and restrictions applicable to trades of the Offered Securities.

Generally, the first trade of any of the Offered Securities will be exempt from the prospectus requirements under Canadian securities legislation and such Offered Securities may be resold without hold period restrictions if: (i) the Company is and has been a “reporting issuer” in a jurisdiction of Canada for the four months immediately preceding the trade; (ii) the trade is not a “control distribution” as defined in applicable securities legislation; (iii) no unusual effort is made to prepare the market or to create a demand for the Offered Securities; (iv) no extraordinary commission or other consideration is paid in respect of such trade; and (v) if the seller is an insider or officer of the Company, the seller has no reasonable grounds to believe that the Company is in default of applicable securities legislation.

If such conditions have not been met, then the Offered Securities may not be resold except pursuant to a prospectus or prospectus exemption, which may only be available in limited circumstances. As at the date hereof the Company has been a reporting issuer for more than four months in each of the provinces of Canada.

United States

There are no restrictions on the resale of Rights under applicable U.S. securities laws except for Rights acquired by affiliates of the Company or Rights distributed on Common Shares that are “restricted securities” under U.S. securities laws. Rights held by persons who are not affiliates of the Company will be freely transferable for resale without restrictions or further registration under the Securities Act of 1933 (the “Securities Act”). The resale limitations of Rule 144 promulgated under the Securities Act will apply to transfers of Rights by affiliates of the Company. Rights distributed on Common Shares that are “restricted securities” under U.S. securities laws will also be “restricted securities” and may not be transferred except in compliance with Rule 144, including its holding period (which will not be available during the Offering).

Will we issue fractional underlying securities upon exercise of the Rights?

No. The Basic Subscription Privilege of each Right will entitle you to purchase one-  of a Common Share at the Subscription Price of C$    per whole Common Share, exercisable in groups of   only for whole Common Shares. You may not exercise your Rights to acquire less than one whole Common Share.

APPOINTMENT OF SUBSCRIPTION AGENT

Who is the subscription agent?

Computershare is the subscription agent for the Offering. The subscription agent has been appointed to receive subscriptions and payments from holders of Rights and to perform services relating to the exercise and transfer of Rights.

The subscription office of the subscription agent is located at

By Hand or Courier:

100 University Avenue, 8th Floor

Computershare Investor Services Inc.

Toronto, Ontario M5J 2Y1

Attention: Corporate Actions

By Mail:

Computershare Investor Services Inc.

31 Adelaide Street E, PO Box 7021

Toronto, Ontario M5C 3H2

Attention: Corporate Actions

What happens if we do not receive funds from the Standby Purchasers?

The Company has entered into an agreement with the subscription agent under which, in the event the Offering does not proceed, the subscription agent will return all funds held by it to holders of Rights that have already subscribed for Common Shares under the Offering, without interest or deduction.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede information in this prospectus and information previously filed with the SEC. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus.

We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this Offering (other than information furnished and not filed with the SEC):

•

our Annual Report on Form 10-K for the year ended December 31, 2022 (the “10-K”), including those portions of our definitive proxy statement on Schedule 14A filed on April 14, 2023, incorporated by reference therein;

•	our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2023;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;

•

our Current Reports on Form 8-K (excluding Items 2.02 and 7.01 therein) dated January 27, 2023 (filed February 2, 2023), February 9,  2023 (filed February 23, 2023), March  7, 2023 (filed March 13, 2023), March  15, 2023 (filed March 21, 2023), May 9,  2023 (filed May 9, 2023), May  30, 2023 (filed June 5, 2023), August  2, 2023 (filed August 8, 2023), September 6,  2023 (filed September 6, 2023), September 6,  2023 (filed September 12, 2023) and September  27, 2023 (filed October 2, 2023); and

•

the description of our Common Shares contained in our Registration Statement on Form 10 filed on September 20, 2019, including Exhibit 4.2 to our Annual Report on Form 10-K, filed on February 25, 2020 and any other amendments or reports filed for the purpose of updating such description.

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. In addition to the reports made available through our website address, www.dirtt.com, we will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents. Requests for such documents or exhibits should be directed to:

DIRTT Environmental Solutions Ltd.

Attn: Investor Relations

7303 30th Street S.E.,

Calgary, Alberta, T2C 1N6, Canada

Telephone number: (403) 723-5000

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities, you should carefully consider the following risk factors, as well as those risk factors included in our most recent Annual Report on Form 10-K, as supplemented by our Quarterly Reports on Form 10-Q, each of which is incorporated herein by reference, and all of the other information included in this prospectus, any prospectus supplement, any free writing prospectus and the documents we incorporate by reference in evaluating an investment in our securities.

Risk Related to our Common Shares and the Rights Offering

Our share price has been and may continue to be volatile, which could cause the value of your investment to decline.

Our Common Shares are listed on the TSX under the symbol “DRT” and are quoted on the OTC under the symbol “DRTTF.” The price of our Common Shares has in the past fluctuated significantly, and may fluctuate significantly in the future, depending upon a number of factors, many of which are beyond our control and may adversely affect the market price of our Common Shares. These factors include: (i) variations in quarterly results of operations; (ii) deviations in our earnings from publicly disclosed forward-looking guidance; (iii) changes in earnings estimates by analysts; (iv) our announcements or our competitors’ announcements of significant contracts, acquisitions, strategic partnerships or joint ventures; (v) general conditions in the offsite construction and manufacturing industries; (vi) sales of our Common Shares by our significant shareholders; (vii) fluctuations in stock market price and volume; and (viii) other general economic conditions.

In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has been brought against that company. If our share price is volatile, we may become the target of securities litigation in both the United States and Canada. Securities litigation could result in substantial costs and divert management’s attention and resources from our business and could have an adverse effect on our business, financial condition and results of operations.

Our Common Shares are quoted on the OTC’s Pink® Open Market, and there may be a limited trading market in the Company’s Common Shares in the United States. As a result of the limited trading market, investors may experience limited liquidity, and may experience limited ability to sell shares in the open market.

Our Common Shares are quoted on the OTC’s Pink® Open Market under the symbol “DRTTF.” There may be a limited trading market in the Company’s Common Shares in the United States. As a result of the limited trading market of our Common Shares, investors in our Common Shares may experience limited demand for their shares of Common Shares, which may limit their ability to sell their shares in the open market.

Although we anticipate the Rights will be listed on the TSX, there is currently no market through which the Rights may be sold and no guarantee that an active trading market will develop.

The Rights are expected be listed on the TSX, however, there is currently no market through which the Rights may be sold and purchasers may not be able to resell Rights purchased under this prospectus and any accompanying prospectus supplement. This may affect the pricing of the Rights in the secondary market, the transparency and the availability of trading prices, the liquidity of the securities and the extent of issuer regulation. There can be no assurance that an active trading market will develop for the Rights, or if developed, that such a market will be sustained. We anticipate the Rights will be transferable until 12:00 pm (Eastern Time) on the Expiry Date at which time the Rights will be halted from trading and they will be no longer transferable. Since the Rights will not be listed on a U.S. securities exchange, holders of Rights will not be able to sell or transfer the Rights on a U.S. securities exchange. Therefore, such sales or transfers may be more difficult to facilitate.

This Offering may cause the price of our Common Shares to decrease and you may be able to purchase our Common Shares on the open market at a price below the Subscription Price.

The announcement of this Offering, the Subscription Price, and the number of Common Shares we could deliver if this Offering is completed could result in an immediate decrease in the trading price of our Common Shares. This decrease may occur before the expiration of this Offering and continue after consummation of this Offering. If such a decrease occurs, your purchase of Common Shares in this Offering may be at a price greater than the prevailing trading price. Further, if a substantial number of Rights are exercised and the holders of Common Shares received upon exercise of those Rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Common Shares. Accordingly, you may be able to purchase our Common Shares on the open market at a price below the Subscription Price. The last reported sale price of our Common Shares on the TSX on    was C$   and the last reported sales price on the OTC was US$   .

The market price of the Rights and the Common Shares may be volatile and could be subject to fluctuations.

The market price of the Rights and the underlying Common Shares may be volatile and subject to wide fluctuations and will be based on a number of factors, including, without limitation: (i) the overall condition of the equity markets; (ii) the markets for similar securities; (iii) the financial condition, results of operation and prospects of us; (iv) the publication of earnings estimates for us or other research reports and speculation regarding us in the press or investment community; (v) changes in the industry in which we operate and competition affecting us; (vi) general market and economic conditions; (vii) the market reaction to the COVID-19 pandemic and its impact on the Company; (viii) acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; or (ix) the other risks described or referred to in this prospectus and any accompanying prospectus supplement and in the documents incorporated by reference herein. The condition of the equity markets and price of our Common Shares have fluctuated significantly in recent years and are likely to continue to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the market price of the Rights and the Common Shares.

The volatility may affect the ability of holders of Rights to sell the Rights at a favorable price. Additionally, volatility in the market price of the Common Shares may result in greater volatility in the market price of the Rights.

The Subscription Price determined for the Offering is not an indication of the fair value of our Common Shares.

The Subscription Price in the Offering is equal to C$   , which is significantly lower than the closing price of our Common Shares on    of C$    on the TSX. In accordance with the TSX Company Manual, the Subscription Price must be at least a 20% discount to the market price (as defined under TSX rules) of our Common Shares. The Subscription Price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition, or any other established criteria for valuing the Company. You should not consider the Subscription Price an indication of the value of the Company or our Common Shares. You should not assume or expect that, after the Offering, our Common Shares will trade at or above the Subscription Price. We can give no assurance that our Common Shares will trade at or above the Subscription Price in any given time period.

You may not revoke your exercise of your Rights, and your purchase of Common Shares in the Offering may be at a price higher than the market price.

Once you exercise your Rights, you may not revoke the exercise even if you later learn information that you consider to be unfavorable to the exercise of your Rights.

The public trading market price of our Common Shares may decline before the Rights expire. If you exercise your Rights and, afterwards, the market price of our Common Shares falls below the Subscription Price, then you will have committed to buy Common Shares in the Offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell Common Shares that you purchased in the Offering at a price equal to or greater than the Subscription Price. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our Common Shares at a Subscription Price of C$   per Common Share.

Until your account at your broker, custodian bank or other nominee is credited upon expiration of the Offering, you may not be able to sell the Common Shares that you purchase in the Offering. We will credit your account at your broker, custodian bank or other nominee with our Common Shares, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Computershare, that you purchased pursuant to your Basic Subscription and Additional Subscription Privileges as soon as practicable after the Offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the Offering have been effected.

You will need to act promptly and to carefully follow the subscription instructions, or your exercise of Rights will be rejected.

Shareholders who desire to purchase Common Shares in this Offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Time on the Expiration Date. If you are a beneficial owner of Common Shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the subscription period. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the Expiration Time on the Expiration Date. If you fail to complete and sign the required Subscription Forms, or you send an insufficient payment amount, or your payment does not clear, or you otherwise fail to follow the subscription procedures that apply to your exercise in this Offering prior to the Expiration Time on the Expiration Date, the Company may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we, nor our subscription agent, will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect Subscription Form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this Offering. In addition, if you exercise your Additional Subscription Privilege and are not allocated all of the Common Shares for which you subscribe for pursuant to the exercise of the Additional Subscription Privilege, neither we nor the subscription agent will have any obligation with respect to the Rights except to return, without interest or deduction, any subscription payments to you.

You may not receive all of the Common Shares you subscribe for pursuant to the Additional Subscription Privilege.

If an insufficient number of Common Shares are available to fully satisfy all properly exercised Additional Subscription Privilege requests, the available Common Shares will be distributed proportionately among shareholders who properly exercised their Additional Subscription Privileges based on the number of Common Shares each shareholder subscribed for under its Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional

Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

You may not be able to resell any of our Common Shares that you purchase pursuant to the exercise of Rights immediately upon expiration of the subscription period or be able to sell your shares at a price equal to or greater than the Subscription Price.

If you exercise your Rights, you may not be able to resell the underlying Common Shares until you or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a holder of the Common Shares that you purchased in this Offering until we issue the shares to you. Although we will endeavor to issue the Common Shares promptly after completion of this Offering, there may be a delay between the Expiration Date and the time that the Common Shares are issued. In addition, we cannot assure you that, following the exercise of your Rights, you will be able to sell your Common Shares at a price equal to or greater than the Subscription Price.

If you do not fully exercise your Rights, your interest in us will be significantly diluted if and to the extent other shareholders fully exercise their Basic Subscription and Additional Subscription Privileges or the Standby Purchasers perform their obligations under their respective Standby Commitments.

If you do not choose to fully exercise your Rights, your percentage ownership interest in the Company will decrease if and to the extent other shareholders fully exercise their Basic Subscription and Additional Subscription Privileges. Further, due to the Standby Commitments, we expect the Standby Purchasers to purchase all remaining shares of Common Shares that are not subscribed for by others under the Basic Subscription Privilege or Additional Subscription Privilege. If you do not exercise your Rights at all, your percentage ownership in the Company could decrease significantly if and to the extent other shareholders fully exercise their Basic Subscription and Additional Subscription Privileges. In addition, if you do not exercise your Rights in full and the Subscription Price is less than the fair value of our Common Shares, you would experience immediate dilution of the value of your shares relative to what your value would have been had our Common Shares been issued at fair value. This dilution could be substantial.

Significant sales of our Common Shares, or the perception that significant sales may occur in the future, including by our insiders, may cause our share price to decline.

The sale of substantial amounts of the Rights or our Common Shares could adversely affect the price of these securities. Additionally, a significant portion of our outstanding Common Shares are held by our directors and executive officers. Resales of a substantial number of Common Shares by these shareholders, announcements of the proposed resale of substantial amounts of our Common Shares, or the perception that substantial resales may be made by such shareholders could adversely affect the market price of our Common Shares. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of Common Shares and Rights were attempted to be sold within a short period of time, the market for our Common Shares and Rights would be adversely affected. It is also unclear whether or not the market for our Common Shares (and any market that develops for our Rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered.

In administering this Offering, we will be relying on statements, representations and other information provided to us by third parties.

In administering the exercising of Rights and the pro rating of Additional Subscription Privilege requests in this Offering, we will rely on the accuracy of various statements and representations provided to us by brokers, dealers, holders of Rights and other third parties. If these statements or representations are false or inaccurate, it may delay or otherwise negatively affect our or the subscription agent’s ability to administer this Offering in accordance with the terms and conditions described in this prospectus.

The receipt of Rights may be treated as a taxable distribution to U.S. Holders of our Common Shares.

We intend to take the position that the receipt of the Rights in this Offering, for U.S. federal income tax purposes, is non-taxable to U.S. Holders (as defined herein) of our Common Shares under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”). However, this position regarding the receipt of the Rights is not binding on the Internal Revenue Service (the “IRS”), or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a “disproportionate distribution” under Section 305 of the Code or otherwise, the fair market value of the Rights would be taxable to a U.S. Holder as dividend income to the extent of our current or accumulated earnings and profits, computed under U.S. federal tax principles. Distributions in excess of our current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in its Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. For a detailed discussion, please see “Material United States Federal Income Tax Considerations.” U.S. Holders of our Common Shares are urged to consult their own tax advisors with respect to the tax consequences of the Offering.

We have historically not paid dividends on our Common Shares.

We have not declared or paid any dividends on Common Shares to date. The declaration and payment of dividends is at the discretion of the Board, taking into account our earnings, capital requirements and financial condition, restrictions on our ability to pay dividends under our credit facilities, and such other factors as the Board considers relevant. Restrictions on our ability to pay dividends under our C$15.0 million senior secured revolving credit facility, dated February 9, 2023, with the Royal Bank of Canada generally limits our ability to pay any dividends or make any other distribution on our outstanding capital shares.

We have broad discretion to use the net proceeds from the Offering.

We intend to use the net proceeds of the Offering in the manner described under “Use of Proceeds.” We maintain broad discretion to spend the proceeds in ways that we deem most efficient. The application of the proceeds to various items may not necessarily enhance the value of our Common Shares. Our failure to effectively utilize the net proceeds of the Offering could adversely affect our business and, consequently, could adversely affect the price of our Common Shares on the open market.

We may use a portion of the proceeds from the Offering to reduce our outstanding indebtedness; however, there can be no assurance that we will be able do so on favorable terms or at all.

We may use proceeds from the Offering to reduce our outstanding indebtedness, including through, among other things, potential repayment of required operating lease facilities and amounts outstanding under the Leasing Facilities, repayment of other debt types, open market or privately negotiated repurchases, tender offers, or redemptions of the Company’s outstanding Debentures. However, there can be no assurance that we will be successful in reducing our outstanding indebtedness, either on favorable terms or at all.

USE OF PROCEEDS

We estimate that the proceeds from this Offering will be approximately C$    (or US$   ), after deducting estimated expenses of C$    (or US$   ) associated with the Offering and assuming that all of the Common Shares being offered in the Offering are purchased at the Subscription Price. On    , 2023, the rate of exchange for the United States dollar, expressed in Canadian dollars, based on the Bank of Canada daily average exchange rate for United States dollars, was US$1.00 equals C$   .

General Corporate and Working Capital

We may use a portion of the proceeds for general corporate purposes, which may include investments in our business, funding potential future cash needs or operating losses or funding working capital needs.

Reduce Outstanding Indebtedness

We may use a portion of the proceeds from the Offering to reduce our outstanding indebtedness, including through, among other things, repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities, or potential open market or privately negotiated repurchases, tender offers, or redemptions of our outstanding Debentures.

As of the date of this prospectus, the Company has: (i) C$40,250,000 principal amount outstanding of convertible unsecured subordinated debentures that will mature and be repayable on January 31, 2026 (the “January Debentures”) and (ii) C$35,000,000 principal amount outstanding of convertible unsecured subordinated debentures that will mature and be repayable on December 31, 2026 (the “December Debentures” and together with the January Debentures, the “Debentures”). The January Debentures accrue interest at the rate of 6.00% per annum payable semi-annually in arrears on the last day of January and July of each year commencing on July 31, 2021 until January 31, 2026. The December Debentures accrue interest at the rate of 6.25% per annum payable semi-annually in arrears on the last day of June and December of each year commencing on June 30, 2022 until December 31, 2026.

On February 12, 2021, the Company entered into a loan agreement governing a C$25.0 million senior secured revolving credit facility with the Royal Bank of Canada (“RBC”), as lender (the “RBC Facility”). On February 9, 2023, the Company extended the RBC Facility (the “Extended RBC Facility”). The Extended RBC Facility has a borrowing base of C$15 million and a one year term. Interest is calculated as at the Canadian or U.S. prime rate plus 75 basis points or the Canadian Dollar Offered Rate or Term Secured Overnight Financing Rate (“SOFR”) plus 200 basis points plus the Term SOFR Adjustment (as defined in the amended loan agreement governing the Extended RBC Facility). As at June 30, 2023, available borrowings are C$12.3 million (US$9.2 million), of which no amounts have been drawn.

Further, the Company has a C$5.0 million equipment leasing facility in Canada (the “Canada Leasing Facility”) of which, as at June 30, 2023, C$4.4 million (US$3.3 million) has been drawn and C$3.7 million (US$2.8 million) has been repaid, and a US$14.0 million equipment leasing facility in the United States (the “U.S. Leasing Facility” and, together with the Canada Leasing Facility, the “Leasing Facilities”) of which, as at June 30, 2023, US$13.3 million has been drawn and US$4.8 million has been repaid, each with RBC, and one of its affiliates, which are available for equipment expenditures and certain equipment expenditures already incurred. The Canadian Leasing Facility and the U.S. Leasing Facility, respectively, have seven and five-year terms and bear interest at 4.25% and 5.59%. The U.S. Leasing Facility is amortized over a six-year term and extendible at the Company’s option for an additional year.

The proceeds from the Offering are not expected to be used on a specific timeline. We intend to invest the net proceeds of this Offering which we do not immediately use, and such investments may include short-term marketable investment grade securities. The actual amount that we spend in connection with each of the intended uses of proceeds will depend on a number of factors, including those referred to under “Risk Factors” in this prospectus and any accompanying prospectus supplement and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, and June 30, 2023, and certain other documents incorporated by reference herein, which risk factors are incorporated herein by reference.

THE RIGHTS OFFERING

Reasons for the Rights Offering

We are conducting the Offering to raise capital for general corporate purposes, which may include investments in its business, funding potential future cash needs or operating losses, funding working capital needs, or reductions to its outstanding indebtedness. The Company may seek to reduce its outstanding indebtedness by any one or more of several means, including open market or privately negotiated repurchases, tender offers, or redemptions of its Debentures, or through prepayments or repayment of necessary operating lease facilities and amounts outstanding under the Leasing Facilities. See “Use of Proceeds.”

The Rights

We are distributing, at no charge, to holders of our Common Shares as of the close of business on the Record Date, Rights to purchase up to an aggregate of   of our Common Shares in Canada and the United States. Each holder will receive one Right for each Common Share owned by such holder at the close of business on the Record Date. Each Right will entitle its holder to purchase one-  of a Common Share at the Subscription Price of C$   per whole Common Share, exercisable in groups of   only for whole Common Shares.

The Rights issued in the Offering are transferable and are expected to be listed on the TSX under the symbol “   .” The Common Shares issuable upon the exercise of the Rights will be listed on the TSX under the symbol “DRT” and quoted on the OTC under the symbol “DRTTF.”

The Rights issued pursuant to this Offering will be granted and exercisable beginning on or about    . The Rights will expire and will have no value if they are not exercised prior to the Expiration Time on the Expiration Date of this Offering. Computershare will serve as the subscription agent in the Offering.

All exercises of Rights are irrevocable once they are exercised. Our Board is making no recommendation regarding your exercise of the Rights. Holders who do not participate in the Offering will continue to own the same number of Common Shares. Holders who do not subscribe for the greatest number of shares permitted in the Offering will own a smaller percentage of the total Common Shares outstanding if and to the extent other holders fully exercise their Basic Subscription Privilege and Additional Subscription Privilege. Rights that are not exercised by the Expiration Date will expire and have no value.

If you exercise your Basic Subscription Privilege in full, you may also exercise an Additional Subscription Privilege to purchase additional Common Shares that remain unsubscribed for at the expiration of the Offering, subject to availability and pro rata allocation of shares among persons exercising the Additional Subscription Privilege.

Expiration of the Rights Offering and Extensions

The Rights may be exercised until the expiration of the Offering, which is    Eastern Time, on    .

Any Rights not exercised at or before the expiration of the Offering will be void and of no value. We will not be obligated to honor your exercise of Rights if the subscription agent receives the documents and payment of the Subscription Price relating to your exercise after this Offering expires, regardless of when you transmitted the documents.

Basic Subscription Privileges and Additional Subscription Privileges

The Basic Subscription Privilege of each Right will entitle you to purchase one-  of a Common Share at the Subscription Price of US$   per whole Common Share, exercisable in groups of   only for whole Common Shares. You may not exercise your Rights to acquire less than one whole Common Share.

If you fully exercise your Basic Subscription Privilege (other than those Rights to acquire less than one whole Common Share, which cannot be exercised) and other shareholders do not fully exercise their Basic Subscription Privileges, you may also exercise an Additional Subscription Privilege to purchase additional Common Shares that remain unsubscribed at the expiration of the Offering, subject to the availability and pro rata allocation of Common Shares among shareholders exercising this Additional Subscription Privilege. To the extent the number of the unsubscribed Common Shares are not sufficient to satisfy all of the properly exercised Additional Subscription Privilege requests, then the available Common Shares will be prorated among those who properly exercised Additional Subscription Privileges based on the number of Common Shares each Rights holder subscribed for under the Basic Subscription Privilege. If this pro rata allocation results in any shareholder receiving a greater number of Common Shares than the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, then such shareholder will be allocated only that number of Common Shares for which the shareholder subscribed for pursuant to the exercise of the Additional Subscription Privilege, and the remaining Common Shares will be allocated among all other shareholders exercising the Additional Subscription Privilege on the same pro rata basis described above. The proration process will be repeated until all Common Shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

No Fractional Shares of Common Shares

No fractional Common Shares will be issued. Accordingly, you must exercise Rights in groups of    . Where any exercise of Rights would otherwise entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced and rounded down to the next lowest whole number of Common Shares, and the fraction shall be cancelled without any repayment of capital or other consideration therefor.

Regulatory Limitations

We will not offer or sell, or solicit any purchase of, Common Shares in any state or other jurisdiction in which this Offering is not permitted. We reserve the right to delay the commencement of this Offering in certain states or other jurisdictions if necessary to comply with local laws. We may elect not to offer Common Shares to residents of any state or other jurisdiction whose laws would require a change in this Offering in order to carry out this Offering in such state or jurisdiction.

All Rights issued to a shareholder of record who would, in our opinion, be required to obtain prior clearance or approval from any state, federal, or non-U.S. regulatory authority for the ownership or exercise of Rights or the ownership of additional Common Shares are null and void and may not be held or exercised by any such holder if, at such time, if applicable, such holder has not obtained such clearance or approval

Method of Subscription-Exercise of Rights

To exercise your Rights, you must complete and deliver Subscription Form to the subscription agent in the manner set out in the section entitled “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights,” together with full payment for all the Rights you elect to exercise under the Basic Subscription Privilege and Additional Subscription Privilege, before the expiration of the Offering. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of Common Shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your Registered Holder to exercise your Right on your behalf and deliver all required documents and payment before the expiration of the Offering. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions. See “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights— How does a shareholder that is not a Registered Holder participate in the Offering?” for more information.

Method of Payment

Your payment of the Subscription Price must be made in Canadian dollars for the full number of Common Shares for which you are subscribing by certified check, bank draft or money order payable to the subscription agent. The subscription agent will accept payment only by certified cheque, bank draft or money order payable to the subscription agent. See “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights” for more information.

Delivery of Subscription Materials and Payment

You should deliver your Subscription Form and subscription payments to the subscription agent by one of the methods described below:

By Hand or Courier:

100 University Avenue, 8th Floor

Computershare Investor Services Inc.

Toronto, Ontario M5J 2Y1

By Mail:

Computershare Investor Services Inc.

31 Adelaide Street E, PO Box 7021

Toronto, Ontario M5C 3H2

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Your payment of the Subscription Price must be made in accordance with the requirements set forth above in “—Method of Payment.”

Calculation of Rights Exercised

If you send a payment that is insufficient to purchase the number of Common Shares you requested, or if the number of Common Shares you requested is not specified in the Subscription Form, the payment received will be applied to exercise your Basic Subscription Privilege. Unless you have specified the number of Common Shares you wish to purchase upon exercise of your Additional Subscription Privilege, any payment in excess of that required to exercise your Basic Subscription Privilege will be refunded. If the payment exceeds the Subscription Price for the full exercise of the Basic Subscription Privilege and Additional Subscription Privilege (to the extent specified by you and subject to pro rata allocation), the excess will be refunded. You will not receive interest on any payments refunded to you under this Offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of Our Common Shares are Delivered

The subscription agent will hold your payment of the Subscription Price in a segregated account with other payments received from other Rights holders until we deliver your Common Shares upon completion of this Offering, and after all pro rata allocations and adjustments have been completed and upon payment of the Subscription Price for such Common Shares.

Medallion Guarantee May Be Required

In order to transfer your Rights in certain instances, you may be required to obtain a Medallion signature guarantee. Please contact the subscription agent for instructions.

Notice to Brokers and Nominees

If you are a broker, a trustee, or a depositary for securities who holds Common Shares for the account of others on    , the Record Date, you should notify the respective beneficial owners of such Common Shares of this Offering as soon as possible to find out their intentions with respect to exercising their Rights. You should obtain instructions from the beneficial owner with respect to their Rights, as set forth in any provided instructions for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate Subscription Form and submit them to the subscription agent with the proper payment. If you hold Common Shares for the account(s) of more than one beneficial owner, you may exercise the number of Rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct Registered Holders of our Common Shares on the Record Date.

Beneficial Owners

If you hold your Common Shares in the name of a broker, bank, or other nominee (also known as a “beneficial holder”), then your broker, bank, or other nominee is the Registered Holder of the Common Shares you own. The Registered Holder must exercise the Rights on your behalf for the Common Shares you wish to purchase.

If you wish to participate in this Offering and purchase Common Shares, please promptly contact the Registered Holder of your Common Shares. You should follow the instructions provided to you by the Registered Holder of your Common Shares.

Instructions for Completing Your Subscription Form

BASIC SUBSCRIPTION: A holder or transferee of the Rights DRS Advice wishing to subscribe for Common Shares must complete Box 1 on the Subscription Form and deliver the Subscription Form together with payment in full of the Subscription Price to the subscription agent at its office shown above prior to the expiration of the Offering.

Completion of Box 1 constitutes a representation by the holder that (A) such holder is not an Ineligible Holder (as defined herein) or (B) if such holder is an Ineligible Holder (i) it has advised the Company of this fact in writing and, (ii) that such offering to and subscription by such holder is lawful and in compliance with all applicable securities and other laws where such holder is resident.

ADDITIONAL SUBSCRIPTION: To subscribe for additional Common Shares, holders must complete Box 2 on the Subscription Form. Shareholders can only submit a request for additional Common Shares if all available Common Shares under the Basic Subscription (outlined above) have been subscribed for. Payment for additional Common Shares should be combined with the payment for the Basic Subscription on one certified check, bank draft or money order made out to Computershare Investor Services Inc. A refund check will be issued for any additional Common Shares requested and not issued.

See “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights” for more information.

Determinations Regarding the Exercise of Your Rights

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Company in its sole discretion, and any determination by the Company will be final and binding on the Company and its shareholders. The Company reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. The Company also reserves the right to waive any defect in respect of any particular subscription. Neither the Company nor the subscription agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any holder of Rights that fails to complete their subscription in accordance with the instructions contained in this prospectus prior to the expiration of the Offering will forfeit their Rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

Material United States Federal Income Tax Considerations

We intend to take the position that the receipt of the Rights in this Offering, for U.S. federal income tax purposes, is non-taxable to U.S. Holders (as defined herein) of our Common Shares under Section 305(a) of the Code. For a detailed discussion, please see “Material United States Federal Income Tax Considerations.” U.S. Holders of our Common Shares are urged to consult their own tax advisors regarding the tax consequences of the Offering.

Questions about Exercising Rights

If you have any questions or require assistance regarding the method of exercising your Rights or requests for additional copies of this document, the Subscription Form or the Rights DRS Advice, you should contact the subscription agent or the Company at the address and telephone number set forth under “Questions and Answers Relating to the Rights Offering” included elsewhere in this prospectus.

Subscription Agent

Computershare is the subscription agent for the Offering. The subscription agent has been appointed to receive subscriptions and payments from holders of Rights and to perform services relating to the exercise and transfer of Rights.

Expenses

We will pay all fees charged by the subscription agent in connection with the Offering. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the Rights.

No Revocation or Change

Once you exercise your Rights, you may not revoke the exercise even if you later learn information that you consider to be unfavorable to the exercise of your Rights.

The public trading market price of our Common Shares may decline before the Rights expire. If you exercise your Rights and, afterwards, the market price of our Common Shares falls below the Subscription Price, then you will have committed to buy Common Shares in the Offering at a price that is higher than the market price. Moreover, we cannot assure you that you will ever be able to sell Common Shares that you purchased in the Offering at a price equal to or greater than the Subscription Price. You should not exercise your Rights unless you are certain that you wish to purchase additional shares of our Common Shares at a Subscription Price of C$    per Common Share.

Until the Common Shares are issued to you or your account at your broker, custodian bank or other nominee is credited upon expiration of the Offering, you may not be able to sell the Common Shares that you purchase in the Offering. We will credit your account at your broker, custodian bank or other nominee with our Common Shares, electronically in registered, book-entry form only on our records or on the records of our transfer agent, Computershare, that you purchased pursuant to your Basic Subscription and Additional Subscription Privileges as soon as practicable after the Offering has expired and all proration calculations, reductions, and additions contemplated by the terms of the Offering have been effected.

Resales and Purchases by Affiliates

The Rights and the Common Shares acquired by an affiliate of the Company in the Offering will not be transferable except in compliance with the resale limitations of Rule 144 promulgated under the Securities Act, pursuant to another valid resale exemption from registration under the Securities Act, or further registration under the Securities Act. Rights distributed on Common Shares that are “restricted securities” under U.S. securities laws, will also be “restricted securities” and may not be transferred except in compliance with Rule 144, including its holding period (which will not be available during the Rights Offering).

Pursuant to the Company’s Insider Trading Policy, directors, officers and certain substantial shareholders of the Company will not be permitted to sell their Rights or purchase additional Rights.

Procedures for CDS and DTC Participants

We expect that the exercise of your Basic Subscription Privilege and your Additional Subscription Privilege may be made through the facilities of CDS or DTC. If your Rights are held of record through CDS or DTC or you are a shareholder holding your Common Shares in “street name” with CDS or DTC participants, you may exercise your Basic Subscription Privilege and your Additional Subscription Privilege by instructing CDS or DTC to transfer your Rights from your account to the account of the subscription agent, together with certification as to the aggregate number of Rights you are exercising and the number of Common Shares you are subscribing for under your Basic Subscription Privilege and your Additional Subscription Privilege, if any, and your Subscription Price payment for each Common Share that you subscribed for pursuant to your Basic Subscription Privilege and your Additional Subscription Privilege.

Subscription Price

The Subscription Price for each Common Share issuable pursuant to an exercise of Rights (whether under the Basic Subscription Privilege or the Additional Subscription Privilege) is C$   per whole Common Share, payable in cash. To be effective, any payment related to the exercise of a Right must clear prior to the expiration of the Offering.

On    , the closing price of the Common Shares on the TSX was C$   and on the OTC was US$   .

Rights of Subscribers

You will have no rights as a holder with respect to Common Shares you subscribe for in the Offering until the Common Shares are issued to you or your account at your broker, dealer, custodian bank or other nominee is credited with such Common Shares.

Ineligible Holders

The Rights are being offered to holders of our Common Shares as of the close of business on the Record Date residing in the Eligible Jurisdictions. Approved Holders, being Ineligible Holders that are able to establish to the Company’s satisfaction, in its sole discretion, not later than    , that an offering to and subscription by such holder of Rights and Common Shares is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and in the jurisdiction where such Ineligible Holder is resident and would not require that the Company file any document, take any proceeding, make any application, obtain any approval, give any notice or make any payment, in each case of any kind or nature whatsoever, including by delivering a representation letter in the form presented by the Company, will be eligible to receive Rights.

No Rights or Common Shares issuable upon exercise thereof are offered for sale, and no offers to purchase securities are solicited, in any jurisdiction that is not an Eligible Jurisdiction, or to or from Ineligible Holders.

Ineligible Holders will not receive a Rights DRS Advice and Subscription Form, but will be sent a letter advising (i) that their Rights will be held by the subscription agent, as agent for the benefit of all such Ineligible

Holders, and (ii) how Ineligible Holders might establish their ability to participate in the Offering and subscribe for Common Shares as an Approved Holder, failing which the subscription agent will attempt to sell the Rights for their benefit.

Rights Will Trade Publicly

The Rights are transferable and are expected to be listed on the TSX under the symbol “    .” The Rights are expected to trade until    , Eastern Time, on    . Rights holders, including those will hold Rights as a Registered Holder, are encouraged to contact their broker-dealer, bank, trustee, or other nominees for more information about trading of the Rights.

Our outstanding Common Shares are listed on the TSX under the symbol “DRT” and are quoted on the OTC under the symbol “DRTTF.”

Transfers and Sales of Rights

The Rights may be transferred (1) in whole, by endorsing the Rights DRS Advice for transfer in accordance with the instructions provided by the subscription agent or (2) in part, by delivering to the subscription agent a Rights DRS Advice properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new Rights DRS Advice to the transferee evidencing such transferred Rights. In such event, a new Rights DRS Advice evidencing the balance of the Rights, if any, will be issued to the shareholder or, if the shareholder so instructs, to an additional transferee. The signature on the Rights DRS Advice must correspond to the name as written upon the face of the Rights DRS Advice, without alteration, enlargement, or any change. A medallion guarantee must be provided by an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act, subject to the standards and procedures adopted by us or the subscription agent.

The Rights are transferable and are expected to trade until    , Eastern Time, on    . Shareholders wishing to transfer all or a portion of their Rights should allow at least five business days prior to the Expiration Date of the Offering for: (i) the transfer instructions to be received and processed by the subscription agent; (ii) a new Rights DRS Advice to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by such new Rights DRS Advice to be exercised or sold by the recipients thereof. Neither we nor the subscription agent shall have any liability to a transferee or transferor of Rights if Rights DRS Advices are not received in time for exercise prior to the Expiration Date of the Offering or sale prior to the day immediately preceding the Expiration Date of the Offering.

Except for the fees charged by the subscription agent, which will be paid by us, all commissions, fees, and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale, or exercise of Rights will be for the account of the transferor of the Rights. None of those commissions, fees, or expenses will be paid by us or the subscription agent.

We anticipate that the Rights will be eligible for transfer through, and that the exercise of the Basic Subscription Privilege and the Additional Subscription Privilege may be effected through, the facilities of CDS or DTC. Holders of CDS or DTC exercised Rights may exercise the Additional Subscription Privilege in respect of such CDS or DTC exercised Rights by following the instructions issued by CDS or DTC for exercising the Additional Subscription Privilege before    , Eastern Time, on the Expiration Date of this Offering.

Subscription Funds; Return of Funds

The subscription agent will hold funds received in payment for Common Shares in a segregated account pending completion of this Offering. The subscription agent will hold this money until this Offering is completed or is withdrawn and canceled. If this Offering is withdrawn or canceled for any reason, all subscription payments received by the subscription agent will be promptly returned, without interest or deduction.

Transferability of Rights

The Rights issued in the Offering are transferable. The Rights are expected to be listed on the TSX under the symbol “    .”

Determination of Subscription Price

Each Right will entitle its holder to purchase one-  of a Common Share at the Subscription Price of C$   per full share, exercisable in groups of   only for whole Common Shares. The C$   Subscription Price per full Common Share was set by the Board in accordance with the TSX Company Manual, pursuant to which the Subscription Price must be at least a 20% discount to the market price (as defined under TSX rules) of our Common Shares. In approving the Subscription Price, our Board considered, among other things, the following factors:

•	the historical and current market price of our Common Shares;

•

the range of discounts to the market value (on an actual basis and a pro forma basis taking into account the Subscription Price and size of the Offering) represented by the Subscription Prices in other rights offerings;

•	the Subscription Price represents a % discount to the closing price of our Common Shares on the date of this prospectus;

•	the fact that the Rights will be tradable separately from our Common Shares;

•	the low level of execution risk of raising capital in this Offering with the Standby Commitment;

•	the terms and expenses of this Offering relative to other alternatives for raising capital, including fees payable to backstop providers and our ability to access capital through such alternatives;

•	the size of this Offering; and

•	the general condition of the securities market.

No Board Recommendation

Although our directors may potentially invest their own money in the Offering, they are not required to do so. Our Board is making no recommendation regarding your exercise of the Rights. You are urged to make your decision based on your own assessment of our business and the Offering. Please see “Risk Factors” for a discussion of some of the risks involved in acquiring the Offered Securities.

Interests of Our Executive Officers and Directors and Certain of Our Significant Shareholders

Our directors and executive officers who hold Common Shares as of the Record Date may elect to participate in the Offering with respect to Rights distributed in respect of their Common Shares. They have, however, no obligation to do so and DIRTT provides no assurances in this regard.

As of the date hereof the 22NW Group and the 726 Group hold 23,136,229 and 18,255,664 Common Shares, representing approximately 22.1% and 17.4% of the issued and outstanding Common Shares, respectively. Each of the 22NW Group and the 726 Group is expected to agree, pursuant to the Standby Purchase Agreement, in addition to the exercise of its Basic Subscription Privilege in full, to collectively purchase from the Company, at the Subscription Price, all Common Shares that remain unsubscribed for by holders of the Rights other than the Standby Purchasers at the Expiration Time, or up to   Common Shares. See “Questions and Answers Relating to the Rights Offering—Standby Commitment.”

In addition, the 22NW Group holds approximately C$10,426,837 aggregate principal amount of the January Debentures and C$6,836,048 aggregate principal amount of the December Debentures. To the extent the Company repurchases any Debentures held by 22NW Group with the proceeds of this Offering, the 22NW Group may receive a portion of the proceeds from the Offering.

Common Shares Outstanding after the Rights Offering

As of October 23, 2023, we had 104,789,358 Common Shares outstanding. Assuming issuance of the maximum number of Common Shares under the Offering (   Common Shares), we will have   Common Shares outstanding after the Offering.

Dilution

Assuming issuance of the maximum number of Common Shares under the Offering (   Common Shares), and that you do not exercise any Rights and thus do not acquire any Common Shares pursuant to the Offering, your shareholdings will be diluted by approximately  %.

Effect of the Rights Offering on Holders of Stock Options, Performance Stock Units, Restricted Stock Units and Convertible Debentures

Holders of options to purchase our Common Shares will not receive Rights, unless they exercise their options for Common Shares prior to the Record Date. Similarly, holders of deferred share units, performance share units or restricted share units with respect to our Common Shares will not receive Rights, except to the extent their deferred share units, performance share units, restricted share units or such other awards are settled (to the extent applicable) for Common Shares prior to the Record Date.

Holders of our Debentures will not receive Rights. Pursuant to the base indenture, dated as of January 25, 2021, as supplemented by the supplemental indenture, dated January 25, 2021, or the second supplemental indenture, dated December 1, 2021, as applicable, the conversion price of the Debentures will be adjusted as a result of the Offering.

MARKET PRICE OF AND DIVIDENDS ON COMMON SHARES

Market Information

Our Common Shares are listed on the TSX under the ticker symbol “DRT.” Our Common Shares are quoted on the OTC under the ticker symbol “DRTTF.”

Holders of Record

As of October 23, 2023, there were 104,789,358 Common Shares outstanding and 166 shareholders of record. The actual number of shareholders is greater than this number of record holders and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose Common Shares may be held in trust or by other entities.

Dividends

We have not declared or paid any cash dividends on our Common Shares to date. The declaration and payment of dividends is at the discretion of the Board, taking into account (i) our earnings, capital requirements and financial condition, (ii) restrictions on our ability to pay dividends under our credit agreements, and (iii) such other factors as the Board considers relevant. Our credit agreements generally limit our ability to pay any dividends or make any other distribution on our outstanding Common Shares. If and when our Board declares cash dividends on our Common Shares, such dividends may be declared and paid in either U.S. dollars or Canadian dollars.

RELATED PARTY TRANSACTIONS

Other than the director and executive compensation arrangements discussed in our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2023, related party transactions described in the documents incorporated by reference to the prospectus, and as set out below, there have not been any transactions since January 1, 2023, to which the Company has been or will be a participant, in which the amount involved exceeded or will exceed US$120,000, and in which any of our directors, executive officers or holders of more than 5% of any class of our voting shares, or any member of the immediate family of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Standby Purchase Agreement

The Company anticipates that it will enter into the Standby Purchase Agreement with the Standby Purchasers prior to the commencement of the Offering. Pursuant to the Standby Purchase Agreement, the 22NW Group will exercise its Basic Subscription Privilege in full and, accordingly, will purchase a minimum of   Common Shares for aggregate gross proceeds to the Company of C$   . To the extent there are Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, the 22NW Group will purchase up to   Common Shares for aggregate gross proceeds to the Company of C$   .

Pursuant to the Standby Purchase Agreement, the 726 Group will exercise its Basic Subscription Privilege in full and, accordingly, will purchase a minimum of   Common Shares for aggregate gross proceeds to the Company of C$   . To the extent there are Common Shares not subscribed for by other holders under the Basic Subscription Privilege or Additional Subscription Privilege, the 726 Group will purchase up to   Common Shares for aggregate gross proceeds to the Company of C$   .

Aron English is a director of the Company and founder and portfolio manager of 22NW. Shaun Noll is a director of the Company and President and Chief Investment Officer of 726. Each of 22NW and 726 own more than 5% of our outstanding Common Shares and are directors by deputization of the Company.

Purchase of Debentures by the 22NW Group

On September 19, 2023, 22NW purchased C$10,426,837 principal amount of the January Debentures and C$6,836,048 principal amount of the December Debentures, representing an aggregate amount of principal outstanding of C$17,262,885. The January Debentures accrue interest at the rate of 6.00% per annum payable semi-annually in arrears on the last day of January and July of each year commencing on July 31, 2021 until January 31, 2026. The December Debentures accrue interest at the rate of 6.25% per annum payable semi-annually in arrears on the last day of June and December of each year commencing on June 30, 2022 until December 31, 2026.

The transactions were solely between 22NW and third parties, and there was no involvement in the transactions by the Company. As of the date of this prospectus, the 22NW Group has not received any interest payments on the Debentures, but C$189,668 and C$214,845 in interest has accrued on the January Debentures and December Debentures held by 22NW, respectively, in accordance with the terms of the base indenture, dated as of January 25, 2021, as supplemented by the supplemental indenture, dated January 25, 2021, or the second supplemental indenture, dated December 1, 2021, as applicable.

Related Party Transactions Policy

The Company has adopted a written Related Party Transactions Policy, which provides that our Corporate Governance and Compensation Committee is responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed US$120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a “related person” is defined to include a director, executive officer, nominee for director and greater than 5% beneficial owner of our voting securities, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, the Corporate Governance and Compensation Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms comparable to the terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

It is anticipated that the entry into the Standby Purchase Agreement will be approved by a special committee of the Board comprising independent and disinterested directors.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated articles of amalgamation (our “articles of amalgamation”) and our amended and restated by-laws (our “by-laws”), and provisions of applicable law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our article of amalgamation and our by-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and to provisions of applicable law, including the Business Corporations Act (Alberta) (the “ABCA”).

Authorized Shares and Capital Structure

Under our articles of amalgamation, we have the authority to issue: (i) an unlimited number of Common Shares, and (ii) an unlimited number of preferred shares issuable in one or more series having the designation, rights, privileges and conditions attaching to each series of such shares as the directors may fix by resolutions from time to time before the issuance thereof, and each series to consist of such number of shares as may, before the issuance thereof, be determined by resolution of the directors, except that the directors may not issue any preferred shares if by doing so the aggregate number of preferred shares that would then be issued and outstanding would exceed 20% of the aggregate number of Common Shares then issued and outstanding. Under Alberta law, there is no franchise tax on our authorized share capital. As of October 23, 2023, we had 104,789,358 Common Shares outstanding and no preferred shares outstanding.

Common Shares. The holders of Common Shares are entitled to notice of and to attend all meetings of shareholders (except meetings at which only holders of a specified class of shares are entitled to vote) and are entitled to one vote per Common Share. Holders of Common Shares are not entitled to cumulative voting rights in respect of the election of directors or otherwise. There are no restrictions on foreign holders voting our Common Shares. Holders of Common Shares are entitled to receive, if, as and when declared by the Board, such dividends as may be declared thereon by the Board from time to time; provided that the Company may declare dividends on any class of shares to the exclusion of any other class without being obliged to declare any dividends on the Common Shares. In the event of dissolution, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, our holders of Common Shares are entitled to share equally on a pro rata basis in the remaining property of the Company.

Our outstanding Common Shares are fully paid and non-assessable.

Preferred Shares. We do not have any preferred shares currently outstanding. Pursuant to our articles of amalgamation, our Board has the authority, without further action by our shareholders, to issue from time to time preferred shares in one or more series. Our Board may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the preferred shares, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred shares could have the effect of restricting dividends on our Common Shares, diluting the voting power of our Common Shares, impairing the liquidation rights of our Common Shares, or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of our Common Shares. Any preferred shares so issued may rank senior to our Common Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. Pursuant to our articles of amalgamation, the Board may not issue any preferred shares if by doing so the aggregate number of preferred shares that would then be issued and outstanding would exceed by 20% of the aggregate number of Common Shares then issued and outstanding. We currently have no plans to issue any preferred shares.

Shareholder Approval; Vote on Extraordinary Corporate Transactions. Under the ABCA, certain extraordinary corporate actions, such as a name change, amalgamations (other than with certain affiliated corporations), continuances to another jurisdiction and sales, leases or exchanges of all, or substantially all, of the property of a corporation (other than in the ordinary course of business), and other extraordinary corporate actions such as liquidations, dissolutions and arrangements (if ordered by a court), are required to be approved by a “special resolution” of shareholders.

A “special resolution” is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution, or (ii) signed by all shareholders entitled to vote on the resolution. In specified cases, a special resolution to approve an extraordinary corporate action is required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.

Amendments to the Governing Documents. Under the ABCA, amendments to the articles of a corporation generally require approval by special resolution of shareholders. If the proposed amendment would affect a particular class of shares in certain specified ways, the holders of shares of that class are entitled to vote separately as a class on the proposed amendment, whether or not the shares otherwise carry the right to vote.

The ABCA allows the directors, by resolution, to make, amend or repeal any by-laws that regulate the business or affairs of the corporation. When directors make, amend or repeal a by-law, they are required, under the ABCA, to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the by-law, the amendment or the repeal with the approval of a majority of the votes cast by shareholders who voted on the resolution. If a by-law, or an amendment or a repeal of a by-law, is rejected by the shareholders, or if the directors do not submit a by-law, or an amendment or a repeal of a by-law, to the shareholders, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Quorum of Shareholders. The ABCA provides that, unless the by-laws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Our by-laws provide that a quorum is present if there are at least two persons present in person, each being a shareholder entitled to vote thereat or a duly appointed proxy or representative for an absent shareholder so entitled, and representing in the aggregate at least 33-1/3% of our outstanding shares carrying voting rights at the meeting of shareholders.

Calling Meetings. The ABCA provides that the directors shall call an annual meeting of shareholders not later than 15 months after the last preceding annual meeting, and may at any time call a special meeting of shareholders. Pursuant to our articles of amalgamation and our by-laws, meetings of shareholders may be held inside or outside Alberta at such place as may be determined by the Board from time to time. The Registered Holders or beneficial owners (as defined in the ABCA) of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition, but the beneficial owners of shares do not thereby acquire the direct right to vote at the meeting that is the subject of the requisition.

Shareholder Consent in Lieu of Meeting. Under the ABCA, a resolution in writing signed by all of the shareholders entitled to vote on that resolution is as valid as if it had been passed at a meeting of shareholders.

Director Election, Qualification and Number. The ABCA provides for the election of directors by a plurality vote (i.e., shareholders may either vote “for” or “withhold” from voting for a director) at an annual meeting of shareholders. The ABCA states that a corporation shall have one or more directors but a reporting issuer whose shares are held by more than one person shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

Pursuant to the majority voting policy of the Company (the “Majority Voting Policy”), if any director nominee receives a number of votes “withheld” from his or her election equal to or greater than votes “for” such election, such nominee should submit his or her offer of resignation to the lead director or Chair of the Board. The Nominating and Governance Committee will review such resignation offer and make a recommendation to the Board of whether or not to accept it. The Nominating and Governance Committee is expected to recommend acceptance of the resignation offer to the Board, and the Board is expected to accept such recommendation and resignation offer, except where exceptional circumstances would warrant the director nominee continuing to serve on the Board. The director nominee will not participate in any deliberations of the Nominating and Governance Committee or the Board with respect to his or her resignation offer. Within 90 days of receiving the resignation offer, the Board will make a decision and issue a press release announcing whether it has accepted or rejected the director nominee’s resignation. The resignation will be effective only when accepted by the Board. The Majority Voting Policy of the Company does not apply to contested elections in which the number of director nominees for election is greater than the number of director positions on the Board.

Vacancies on Board of Directors. Under the ABCA, a vacancy among the directors created by the removal of a director may be filled at the meeting of shareholders at which the director is removed. The ABCA also allows a vacancy on the board to be filled by a quorum of directors, except when the vacancy is a result of an increase in the number or minimum number of directors or a failure to elect the number or minimum number of directors required by the articles of a corporation. In addition, the ABCA and our articles of amalgamation provide that the directors may, between annual general meetings, appoint one or more additional directors of the corporation to serve until the next annual general meeting, so long as the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the corporation.

Removal of Directors; Terms of Directors. Under the ABCA, provided that the articles of a corporation do not provide for cumulative voting, shareholders of the corporation may, by ordinary resolution passed at a special meeting, remove any director or directors from office. If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an “ordinary resolution” at a meeting of the shareholders of that class or series.

An “ordinary resolution” means a resolution (i) passed by a majority of the votes cast by the shareholders who voted in respect of that resolution, or (ii) signed by all the shareholders entitled to vote on that resolution.

Fiduciary Duty of Directors. Directors of a corporation existing under the ABCA have fiduciary obligations to the corporation. The ABCA requires directors and officers of an Alberta corporation, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Indemnification of Officers and Directors. Under the ABCA and pursuant to our by-laws, we will indemnify present and former directors and officers against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment that is reasonably incurred by the person in respect of any civil, criminal or administrative action or proceeding to which the person is made a party because he or she acted as a director or officer of the corporation. In order to qualify for indemnification such directors or officers must:

•	have acted honestly and in good faith with a view to the best interests of the corporation; and

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, have had reasonable grounds for believing that his or her conduct was lawful.

We carry liability insurance for our and our subsidiary’s officers and directors, as permitted by our by-laws and the ABCA.

The ABCA also provides that such persons are entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred in connection with the defense of any such proceeding if the person: (i) was substantially successful on the merits in the person’s defense of the action or proceeding; (ii) otherwise meets the qualifications for indemnity described above; and (iii) is fairly and reasonably entitled to indemnity.

Dissent or Dissenters’ Appraisal Rights. The ABCA provides that shareholders of a corporation are entitled to exercise dissent rights and be paid by the corporation the fair value of their shares in connection with specified matters, including, among others:

•	an amendment to the corporation’s articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares;

•	an amendment to the corporation’s articles to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

•	an amalgamation with another corporation (other than with certain affiliated corporations);

•	a continuance under the laws of another jurisdiction; and

•	a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business.

However, a shareholder is not entitled to dissent if an amendment to the articles of the corporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

Oppression Remedy. The ABCA provides an oppression remedy that enables a court to make any order, whether interim or final, to rectify matters that are oppressive or unfairly prejudicial to or that unfairly disregard the interests of any security holder, creditor, director or officer of the corporation if an application is made to a court by a “complainant.”

A “complainant” with respect to a corporation means any of the following:

•	a present or former Registered Holder or beneficial owner of a security of the corporation or any of its affiliates;

•	a present or former director or officer of the corporation or of any of its affiliates;

•	a creditor in respect of an application under a derivative action; or

•	any other person who, in the discretion of the court, is a proper person to make the application.

The oppression remedy provides the court with very broad and flexible powers to intervene in corporate affairs to protect shareholders and other complainants. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s discretion under the oppression remedy, the exercise of that discretion does not depend on a finding of a breach of legal rights.

Derivative Actions. Under the ABCA, a complainant may also apply to the court for permission to bring an action in the name of, and on behalf of, the corporation or any of its subsidiaries, or to intervene in an existing action to which the corporation or its subsidiary is a party, for the purpose of prosecuting, defending or discontinuing the action on the corporation’s behalf or on behalf of its subsidiary. Under the ABCA, no action may be brought and no intervention in an action may be made unless a court is satisfied that:

•

the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court if the directors of the corporation or its subsidiary do not bring, diligently prosecute, defend or discontinue the action;

•	the complainant is acting in good faith; and

•	it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

Under the ABCA, the court in a derivative action may make any order it sees fit, including an order: (i) authorizing the complainant to control the conduct of the lawsuit, (ii) directing payments to former and present security holders, and (iii) requiring the corporation to pay reasonable legal fees incurred by the complainant.

Examination of Corporate Records. Under the ABCA, upon payment of a prescribed fee, a person is entitled, during usual business hours, to examine certain corporate records, such as the securities register and a list of shareholders, and to make copies of or extracts from such documents.

Advance Notice for Shareholder Proposals and Director Nominations. The ABCA permits certain eligible shareholders and beneficial owners of shares to submit shareholder proposals to the Company, which proposals may be included in the Company’s management information circular and proxy statement. To be considered for inclusion in the management information circular and proxy statement for the annual meeting of shareholders of the Company, any such shareholder proposal under the ABCA must be submitted to the Company at least 90 days before the anniversary date of the last annual meeting of shareholders.

Additionally, our current by-laws include advance notice provisions. These provisions set deadlines for a certain number of days before a shareholders’ meeting for a shareholder to notify the Company of his, her or its intention to nominate one or more directors, and explains the information that must be included with the notice for it to be valid. Such shareholder nominations generally must be provided to the Company (i) in the case of an annual meeting of shareholders, not less than 30 days before the date of such annual meeting and (ii) in the case of a special meeting of shareholders, no later than the close of business on the 15th day after the date on which the first public filing or announcement of the date of such special meeting was made; except that, in either instance, if notice-and-access is used for delivery of proxy related materials and the date on which the first public filing or announcement of the date of such meeting was made in respect of such meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not less than 40 days before the date of the applicable meeting. The notice must set forth specific information, as further described in our by-laws. This requirement is in addition to those set forth in the regulations adopted by the SEC under the Securities Exchange Act of 1934 or any applicable laws or regulations of Canada, including the ABCA.

Potential Anti-Takeover Effect. Certain of the foregoing provisions of DIRTT’s articles of amalgamation and by-laws, together with the provisions of the ABCA as summarized below, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to DIRTT’s shareholders and of limiting any opportunity to realize premiums over prevailing market prices for DIRTT’s Common Shares in connection therewith. This could be the case notwithstanding that a majority of DIRTT’s shareholders might benefit from such a change in control or offer.

Other Important Ownership and Exchange Controls

There is no limitation imposed by applicable Alberta law or by our articles of amalgamation on the right of a non-resident to hold or vote our Common Shares, other than as discussed herein.

Competition Act. Limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada) (the “Competition Act”). This legislation permits the Commissioner of Competition (the “Commissioner”) to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year after the acquisition has been substantially completed, to seek a remedial order, including an order to prohibit the acquisition or require divestitures, from the Canadian Competition Tribunal on the basis that the acquisition would, or would be likely to, substantially prevent or lessen competition.

This legislation also requires any person who intends to acquire more than 20% of our voting shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded. Where a person (and such person’s affiliates) already holds, in the aggregate, more than 20% of all of our voting shares, a notification must be filed if the acquisition of additional shares would bring such person’s (and its affiliates) holdings to over 50% if certain financial thresholds are exceeded. Where a notification is required, unless an exemption is available, the Competition Act prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless compliance with the waiting period has been waived or the Commissioner has issued an advance ruling certificate under section 102 of the Competition Act. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

Investment Canada Act. (“ICA”). The ICA requires any person that is non-Canadian (as defined in the ICA) who acquires “control” (as defined in the ICA) of an existing Canadian business to file a pre-closing application for review with Innovation, Science and Economic Development Canada, where prescribed financial thresholds are exceeded. The ICA generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the acquisition is likely to be of a net benefit to Canada. Where the acquisition of control of a Canadian business by a non-Canadian does not meet the prescribed review thresholds, the investor is required, subject to certain exceptions, to file a notification no later than 30 days after the completion of the transaction.

Under the ICA, an investment in our Common Shares by a non-Canadian that is a private sector “trade agreement investor,” including a United States investor, would be reviewable only if it were an investment to acquire control of our business pursuant to the ICA and the enterprise value of our business (as determined pursuant to the ICA and the regulations thereto) were to be equal to or greater than C$1.931 billion. An investment in our Common Shares by a non-Canadian that is a private sector World Trade Organization member country investor would be reviewable only if the enterprise value of our business (as determined pursuant to the ICA and the regulations thereto) were to be equal to or greater than C$1.287 billion. Different rules apply if the non-Canadian investor is a “state owned enterprise” (as determined pursuant to the ICA and the regulations thereto). The ICA contains various rules to determine whether an investment is an acquisition of control of a Canadian business. For example, for purposes of determining whether an investor acquires control of a corporation by acquiring its shares, the following general rules apply, subject to certain exceptions: (i) the acquisition of a majority of the voting shares of a corporation is deemed to be acquisition of control of that corporation, (ii) the acquisition of less than a majority, but more than one-third, of the voting shares of a corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares, and (iii) the acquisition of less than one-third of the voting shares of a corporation is deemed not to be acquisition of control of that corporation.

Under the national security regime in the ICA, the Canadian federal government may undertake a discretionary review of a broader range of investments by a non-Canadian to determine whether such investments by a non-Canadian could be “injurious to national security”. No financial threshold applies to a national security review. Review on national security grounds is at the discretion of the Canadian federal government and may occur on a pre- or post-closing basis.

There are limited exemptions to a review of an acquisition of our Common Shares under the ICA, subject to the Canadian Government’s discretion to conduct a national security review, including, generally: the acquisition of our Common Shares by a person in the ordinary course of that person’s business as a trader or dealer in securities; and the acquisition of control of our business in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the ICA.

Other. There is no law, governmental decree or regulation in Alberta that restricts the export or import of capital or that would affect the remittance of dividends (if any) or other payments by us to non-resident holders of our Common Shares, other than withholding and other tax requirements.

Transfer Agent

The transfer agent and registrar for our Common Shares is Computershare Trust Company of Canada, located at 8th Floor, 100 University Ave., Toronto, Ontario, M5J 2Y1.

Stock Exchange Listing

Our Common Shares are listed on the TSX under the ticker symbol “DRT.”

Our Common Shares are quoted on the OTC under the ticker symbol “DRTTF.”

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Shares as of October 23, 2023, for:

•	each shareholder known by us to own beneficially 5% or more of our Common Shares;

•	each of our directors;

•	each of the named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise indicated by footnote, the number of shares and percentage ownership indicated in the following table is based on 104,789,358 outstanding Common Shares as of October 23, 2023. Our Common Shares subject to stock options or other derivative instruments that are currently exercisable or exercisable within 60 days of October 23, 2023 are deemed to be outstanding and to be beneficially owned by the entity or person holding such stock options or other derivative instrument for the purpose of computing the percentage ownership of such entity or person but are not treated as outstanding for the purpose of computing the number of shares owned and percentage ownership of any other entity or person.

Unless otherwise indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the following table will have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them, except to the extent authority is shared by spouses under community property laws. The business address for each of our directors and executive officers is c/o DIRTT Environmental Solutions Ltd., 7303 30th Street S.E., Calgary, Alberta, Canada T2C 1N6.

	Common Shares Beneficially Owned
	Number	Percentage
Beneficial Owners of More Than 5%:
22NW Fund, LP and Aron English (1)	30,451,114	27.2%
726 BC LLC, 726 BF LLC and Shaun Noll (2)	18,255,664	17.4%
MAK Capital One L.L.C. (3)	7,911,886	7.4%
NGEN LP (4)	7,283,697	7.0%

Directors, Nominees and Named Executive Officers
Aron English (1)	30,451,114	27.2%
Douglas Edwards (5)	156,250	*
Shaun Noll (2)	18,255,664	17.4%
Scott Robinson (6)	262,800	*
Scott Ryan (7)	234,375	*
Ken Sanders (8)	223,250	*
Benjamin Urban (9)	612,500	*
Mark Greffen (10)	296,035	*
Richard Hunter (11)	625,000	*
Bradley Little (12)	156,250	*
Fareeha Khan (13)	31,150	*
All directors and executive officers as a group (9 persons)	50,849,653	45.4%

*	Less than 1%.
(1)	As reported on Schedule 13D/A filed with the SEC on September 21, 2023. 22NW, as the investment manager of 22NW Fund, may be deemed to beneficially own the 28,671,295 Common Shares owned by

22NW Fund, inclusive of 7,314,885 Common Shares that are currently issuable upon the conversion of certain of the Company’s Debentures held by 22NW. 22NW GP, as the general partner of 22NW Fund, may be deemed to beneficially own the 28,671,295 Common Shares owned by 22NW Fund. 22NW Inc., as the general partner of 22NW, may be deemed to beneficially own the 28,671,295 Common Shares owned by 22NW Fund.

Aron English is the record owner of, and has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 1,777,369 Common Shares. Aron English, as the Portfolio Manager of 22NW, Manager of 22NW GP and President and sole shareholder of 22NW Inc., may be deemed to beneficially own the 28,671,295 Common Shares owned by 22NW Fund, which, together with the Common Shares he directly beneficially owns, constitutes an aggregate of 30,448,664 Common Shares. Also includes 1,200 Common Shares held by Alex Jones and 1,250 Common Shares held by Bryson Hirai-Hadley, each of whom are employees of 22NW Group. The address of 22NW Fund, LP is 590 1st Ave S., Unit C1, Seattle, WA 98104.

(2)

As reported on Schedule 13D/A filed with the SEC on December 12, 2022. 726 BF LLC is the record owner of, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 11,928,214 Common Shares. Peter Briger, as the manager of 726 BF LLC, beneficially owns, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 11,928,214 Common Shares beneficially owned by 726 BF LLC. 726 BC LLC is the record owner of, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 4,996,844 Common Shares. Matthew Briger, as the manager of 726 BC LLC, beneficially owns, and has the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, the 4,996,844 Common Shares beneficially owned by 726 BC LLC, representing 4.8% of the outstanding Common Shares.

Shaun Noll is the record owner of, and has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 1,330,606 Common Shares. In addition, Shaun Noll, as the Chief Investment Officer and President of both 726 BC LLC and 726 BF LLC, has been delegated power to vote and dispose of the 11,928,214 Common Shares owned by 726 BF LLC and the 4,996,844 Common Shares owned by 726 BC LLC and, accordingly, may be deemed to beneficially own the Common Shares owned directly by such entities. Together with the Common Shares that he directly owns, Shaun Noll may be deemed the beneficial owner of an aggregate of 18,255,664 Common Shares.

The principal business address of each of 726 BF LLC and Peter Briger is 314 Lytton Avenue, Suite 200, Palo Alto, CA 94301. The principal business address of each of 726 BC LLC and Matthew Briger is 455 North City Front Plaza Drive, Suite 1730, Chicago, IL 60611. The principal business address of Shaun Noll is 2494 Sand Hill Rd., Menlo Park, CA, 94025.

(3)

As reported on a Schedule 13G/A filed with the SEC on February 13, 2023. Mak Capital One L.L.C. (“MAK”) holds shared voting and investment control over (i) 6,051,671 Common Shares, and (ii) 1,860,215 Common Shares issuable upon conversion the Company’s Debentures held by MAK. The address of MAK is 590 Madison Avenue, Suite 2401, New York, NY 10022

(4)	Based on information provided by the shareholder as of March 6, 2023. The address of NGEN LP is 733 Third Avenue, New York, NY 10017.
(5)	Consists of 156,250 Common Shares held of record by Mr. Edwards.
(6)	Consists of 262,800 Common Shares held of record by Mr. Robinson.
(7)	Consists of 234,375 Common Shares held of record by Mr. Ryan.
(8)	Consists of 223,250 Common Shares held of record by Mr. Sanders.
(9)	Consists of 612,500 Common Shares held of record by Mr. Urban.
(10)	Mr. Greffen departed the Company on June 8, 2023.
(11)	Consists of 625,000 Common Shares held of record by Mr. Hunter.
(12)	Mr. Little departed the Company on August 25, 2023.
(13)	Consists of (i) 28,250 Common Shares held of record by Ms. Khan and (ii) 2,900 Common Shares subject to stock options exercisable within 60 days of October 23, 2023.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) to a holder of Common Shares who receives Rights under this Offering including any such holder who exercises the Rights received to acquire Common Shares. This summary is only applicable to a holder who, at all relevant times, for the purposes of the Tax Act and the Canada – United States Income Tax Convention (the “Convention”): (i) is not, and is not deemed to be, a resident of Canada, (ii) holds the Rights and will hold any Common Shares acquired pursuant to the exercise of Rights as capital property, (iii) deals at arm’s length, and is not affiliated, with the Company or any Standby Purchaser, (iv) does not use or hold the Rights or Common Shares in the course of carrying on a business in Canada, and (v) is resident solely in the United States, is a “qualifying person” within the meaning of the Convention, and is entitled to full benefits under the Convention (each, a “U.S. Resident Holder”).

This summary does not apply to a holder of Common Shares: (i) that is a “financial institution” for purposes of the mark to market rules contained in the Tax Act; (ii) that is a partnership; (iii) an interest in which is or would constitute a “tax shelter investment” as defined in the Tax Act; (iv) that is a “specified financial institution” as defined in the Tax Act; (v) that reports its “Canadian tax results,” as defined in the Tax Act, in a currency other than Canadian currency; (vi) that has entered into, or will enter into, a “synthetic disposition arrangement” or a “derivative forward agreement,” as those terms are defined in the Tax Act, with respect to Rights or Common Shares; or (vii) that will receive dividends on any Common Shares under or as part of a “dividend rental arrangement,” as defined in the Tax Act. Such holders should consult their own tax advisors with respect to the Rights or Common Shares. Special considerations, which are not discussed in this summary, may apply to a U.S. Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere, that is an “authorized foreign bank,” as defined in the Tax Act, or that is a holder of special status. Such U.S. Resident Holders should consult their own advisors.

Generally, the Rights and the Common Shares will be considered to be capital property to a holder provided the holder does not hold the Rights or the Common Shares, as the case may be, in the course of carrying on a business of trading or dealing in securities and has not acquired such securities in one or more transactions considered to be an adventure or concern in the nature of trade, all within the meaning of the Tax Act.

This summary is based upon the current provisions of the Tax Act, the Convention, and the administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed, although no assurance can be given that the Tax Proposals will be enacted in their current form or at all. This summary does not otherwise take into account any changes in law or in the administrative policies or assessing practices of the CRA, whether by legislative, governmental or judicial decision or action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations, which considerations may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only, and is not exhaustive of all possible Canadian federal income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Resident Holder or prospective U.S. Resident Holder. Consequently, U.S. Resident Holders should consult their own tax advisors for advice with respect to the tax considerations applicable to them, having regard to their particular circumstances.

Currency

For the purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Rights and Common Shares (including dividends received or deemed to have been received, adjusted cost base and proceeds of disposition) must be determined in Canadian dollars using the rate of exchange quoted by the Bank of Canada on the day the amount first arose, or such other rate of exchange as is acceptable to the CRA.

Receipt of Rights

The issuance of Rights to a U.S. Resident Holder will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a U.S. Resident Holder in respect of the receipt of Rights pursuant to the Offering. The cost of Rights received under the Offering will be nil.

Exercise of Rights

The exercise of Rights will not constitute a disposition of property for purposes of the Tax Act and, consequently, no gain or loss will be realized by a U.S. Resident Holder upon the exercise of Rights. Common Shares acquired by a U.S. Resident Holder upon the exercise of Rights will have a cost to the U.S. Resident Holder equal to the aggregate of the Subscription Price paid. The adjusted cost base to the holder of a Common Share acquired pursuant to the exercise of Rights will be determined by averaging the cost of such share with the adjusted cost base of all Common Shares owned by the U.S. Resident Holder as capital property immediately before the acquisition (if any).

Expiry of Rights

A U.S. Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Right.

Dispositions of Rights

A U.S. Resident Holder will generally not be subject to tax under the Tax Act on any capital gain realized on a disposition of Rights unless the Rights constitute “taxable Canadian property,” within the meaning of the Tax Act, of the U.S. Resident Holder at the time of the disposition and the U.S. Resident Holder is not entitled to relief under the Convention. Generally, the Rights are not expected to constitute “taxable Canadian property” of a U.S. Resident Holder unless the Common Shares would constitute “taxable Canadian property” to the U.S. Resident Holder. The circumstances under which the Common Shares which may be acquired pursuant to the Rights would be “taxable Canadian property” to a U.S. Resident Holder are described below under “Dispositions of Common Shares.” U.S. Resident Holders whose Rights constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Dividends on Common Shares

Dividends paid or credited, or deemed to be paid or credited, to a non-resident of Canada on the Common Shares will be subject to Canadian withholding tax under the Tax Act at the rate of 25% of the gross amount of the dividend. Such rate is generally reduced under the Convention to 15% if the beneficial owner of such dividend is a U.S. Resident Holder. The rate of withholding tax is further reduced to 5% if the beneficial owner of such dividend is a U.S. Resident Holder that is a company that owns, directly or indirectly, at least 10% of the voting stock of the Company. U.S. Resident Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to the Convention should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

Dispositions of Common Shares

A U.S. Resident Holder who disposes or is deemed to dispose of a Common Share will not be subject to tax under the Tax Act on any capital gain realized on such disposition, unless the Common Share constitutes “taxable Canadian property,” within the meaning of the Tax Act, of the U.S. Resident Holder at the time of the disposition and the U.S. Resident Holder is not entitled to relief under the Convention. Generally, as long as the Common Shares are listed on a “designated stock exchange,” within the meaning of the Tax Act (which includes the TSX) at the time of the disposition, the Common Shares of a particular U.S. Resident Holder will not be “taxable Canadian property” of such U.S. Resident Holder, unless, at any time during the 60-month period immediately preceding that time: (a) the U.S. Resident Holder, persons with which the U.S. Resident Holder does not deal at arm’s length, partnerships whose members include, either directly or indirectly through one or more partnerships, the U.S. Resident Holder or persons who do not deal at arm’s length with the U.S. Resident Holder, or any combination of them, owned 25% or more of the issued shares of any class or series of the share capital of the Company, and (b) more than 50% of the fair market value of the Common Shares was derived, directly or indirectly, from one or any combination of real or immovable property situated in Canada, “Canadian resource properties,” “timber resource properties,” each as defined in the Tax Act, and options in respect of or interests in, or for civil law rights in, any such property (whether or not such property exists). The Tax Act may also deem Common Shares to be taxable Canadian property to a U.S. Resident Holder in certain circumstances.

In the event that, the Common Shares of a U.S. Resident Holder constitute taxable Canadian property to such U.S. Resident Holder, the U.S. Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Resident Holder on a disposition of common shares if the common shares are “treaty-protected property” of the U.S. Resident Holder at the time of the disposition. The Common Shares of a U.S. Resident Holder will generally constitute “treaty-protected property” for purposes of the Tax Act unless the value of the common shares is derived, at the time of the disposition, principally from real property situated in Canada. In the event that a common share is “taxable Canadian property”, within the meaning of the Tax Act, to a U.S. Resident Holder at the time of disposition, such U.S. Resident Holder should consult its own tax advisor as to the Canadian federal income tax consequences of the disposition, including any steps to be taken to benefit from relief from Canadian taxation under the Convention.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax considerations to U.S. Holders (as defined herein) of the receipt, ownership, exercise, lapse and disposition of the Rights issued pursuant to the Offering and the ownership and disposition of our Common Shares received upon the exercise of such Rights. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations promulgated thereunder, judicial authority and administrative interpretations, and the Canada-United States Income Tax Convention (1980), as amended (the “Canada-US Tax Treaty”), all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. We cannot assure you that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of receiving, owning, exercising, allowing the lapse of or disposing of the Rights or owning or disposing of our Common Shares received upon the exercise of such Rights.

This discussion is limited to U.S. Holders who receive the Rights in this Offering and who hold the Rights or our Common Shares received upon exercise of such Rights as capital assets (generally, property held for investment). This discussion does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as U.S. federal estate and gift tax considerations and the Medicare tax on certain investment income), or the tax considerations arising under the laws of any state, local, non-U.S. or other jurisdiction or any income tax treaty (other than the Canada-US Tax Treaty). This discussion does not address any U.S. federal income tax considerations related to or resulting from payments in connection with a repurchase, tender offer or redemption of the Convertible Securities (as defined herein). In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s particular circumstances, or to certain categories of holders that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	banks or other financial institutions;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt or governmental organizations;

•	insurance companies;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities;

•

persons that hold the Rights or Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons deemed to sell the Rights or Common Shares under the constructive sale provisions of the Code;

•	persons whose “functional currency” is not the U.S. dollar;

•	partnerships and other entities or arrangements treated as pass-through entities for U.S. federal income tax purposes and holders of interests therein;

•	persons subject to the alternative minimum tax; and

•	persons who actually or constructively own 10% or more (by vote or value) of our equity.

As used herein, the term “U.S. Holder” means a beneficial owner of the Rights or Common Shares received upon exercise of a Right that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Rights or Common Shares received upon exercise of a Right, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships that receive the Rights or Common Shares received upon exercise of such Rights and partners therein should consult their own tax advisors with respect to the U.S. federal income tax consequences of receiving, owning, exercising, allowing the lapse of and disposing of the Rights and owning and disposing of Common Shares received upon exercise of such Rights.

INVESTORS RECEIVING THE RIGHTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS OF THE RECEIPT, OWNERSHIP, EXERCISE, LAPSE AND DISPOSITION OF THE RIGHTS AND THE OWNERSHIP AND DISPOSITION OF COMMON SHARES RECEIVED UPON EXERCISE OF SUCH RIGHTS UNDER OTHER U.S. FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Receipt, Ownership, Exercise, Lapse and Disposition of the Rights

U.S. Federal Income Tax Characterization of the Receipt of the Rights

Although the authorities governing the Offering are very complex and do not directly address the consequences of certain aspects of the Offering, it is expected, and the Company intends to take the position, that a U.S. Holder’s receipt of Rights pursuant to the Offering with respect to such U.S. Holder’s Common Shares should be a non-taxable distribution with respect to such Common Shares for U.S. federal income tax purposes.

As a general rule under Section 305(a) of the Code, the distribution of stock (including rights to acquire stock) by a corporation to its common shareholders with respect to their stock is non-taxable to such shareholders. However, Section 305(b) of the Code contains a number of exceptions to the general rule set forth in Section 305(a). If a distribution of stock or rights to acquire stock falls within one of these exceptions, the distribution may be taxable to the shareholders in the manner set forth below.

Section 305(b)(2) provides that Section 305(a) does not apply to a “disproportionate distribution.” A disproportionate distribution is a distribution (or a series of distributions) that results in (i) the receipt of property by some shareholders and (ii) an increase in the proportionate interest of other shareholders in the assets or earnings and profits of the distributing corporation. For such purposes, the term “property” means money, securities and any other property, but the term does not include stock in the corporation making the distribution or rights to acquire such stock. In order for the distribution of property to meet the requirements of Section 305(b)(2), such distribution must be made to a shareholder in his capacity as a shareholder. Under Section 305(d)(2), the payment of interest to a holder of a convertible debenture is treated as a distribution of property to a shareholder for purposes of Section 305(b)(2).

A “series of distributions” encompasses all distributions (whether or not pursuant to a plan) made or deemed made by a corporation that have the result of the receipt of cash or property by some shareholders and an increase in the proportionate interests of other shareholders. Under applicable U.S. Treasury regulations, the receipt of cash or property within 36 months before or after the distribution of stock or stock rights may be taken into account in determining whether a disproportionate distribution has occurred.

In cases where there is more than one class of stock outstanding, each class of stock is to be considered separately in determining whether a shareholder has increased his proportionate interest in the assets or earnings and profits of a corporation. In determining whether a distribution or a series of distributions has the result of a disproportionate distribution, any security convertible into stock of the distributing corporation is treated as outstanding stock of the distributing corporation.

The applicable U.S. Treasury regulations provide an example of a corporation that has one class of common stock outstanding and interest-paying securities that are convertible into its common stock and have a fixed conversion ratio that is not subject to a full adjustment in the event stock rights are distributed to the common shareholders. In this example, the corporation distributes rights to acquire additional stock to its common shareholders and, during the same year, pays interest on the convertible securities. The applicable U.S. Treasury regulations conclude that the distribution of stock rights is taxable since the distribution increases the proportionate interests of the common shareholders in the assets and earnings and profits of the corporation as compared to the securities and the cash payment of interest to holders of securities is treated as a distribution of property to other shareholders. However, if the conversion ratio of the securities were fully adjusted to reflect the distribution of rights to the common shareholders, the applicable U.S. Treasury regulations conclude that the distribution of stock would not be taxable because the rights to acquire stock would not increase the proportionate interests of the common shareholders in the assets and earnings and profits of the corporation as compared to the securities.

The Company has one class of Common Shares outstanding and two series of interest-paying securities that are convertible into Common Shares (the “Convertible Securities”). In the Offering, the Company is distributing the Rights only to the holders of Common Shares. The Company is also making interest payments to the holders of the Convertible Securities within the 36-month period before and after the distribution of the Rights. However, the indenture for the Convertible Securities provides for an adjustment to the conversion ratio of the Convertible Securities to reflect the distribution of Rights to the holders of the Common Shares and, therefore, the Company intends to take the position that the distribution of the Rights should not result in an increase to any shareholder’s proportionate interest in the Company’s earnings and profits or assets and, accordingly, it is expected that the receipt of Rights with respect to the Company’s Common Shares should be non-taxable to U.S. Holders of Common Shares.

The Company’s position regarding the treatment of the distribution of the Rights as a non-taxable distribution is not binding on the IRS, or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the Rights is a disproportionate distribution or otherwise, the fair market value of the Rights would be taxable to a U.S. Holder as dividend income to the extent of the Company’s current or accumulated earnings and profits, computed under U.S. federal tax principles. Distributions in excess of the Company’s current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in its Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares.

The discussion below assumes that the issuance of the Rights is not part of a disproportionate distribution within the meaning of the Code and that the issuance of the Rights to U.S. Holders of the Company’s Common Shares is treated as a non-taxable distribution.

Holding Period in the Rights

The holding period for the Rights received in the Offering by a U.S. Holder of Common Shares will include the holding period for the Common Shares with respect to which the Rights were received.

Tax Basis in the Rights

A U.S. Holder’s tax basis in the Rights received in the Offering will depend on the relative fair market value of the Rights received by such U.S. Holder and the Common Shares owned by such U.S. Holder at the time the Rights are distributed. If either (i) the fair market value of the Rights on the date such Rights are distributed is equal to at least 15% of the fair market value on such date of the Common Shares with respect to which the Rights are received or (ii) the U.S. Holder elects, in its U.S. federal income tax return for the taxable year in which the Rights are received, to allocate part of its tax basis in such Common Shares to the Rights, then upon exercise or disposition (other than a lapse) of the Rights, the U.S. Holder’s tax basis in the Common Shares will be allocated between the Common Shares and the Rights in proportion to their respective fair market values on the date the Rights are distributed. If the Rights received by a U.S. Holder have a fair market value that is less than 15% of the fair market value of the Common Shares owned by such U.S. Holder at the time the Rights are distributed and such U.S. Holder does not make the election described in the previous sentence, the U.S. Holder’s tax basis in the Rights will be zero. Fair market value is defined generally as the price at which property would hypothetically change hands between a willing buyer and a willing seller, where neither is under any compulsion to buy or sell. Fair market value is a factual determination. While the Rights are expected to trade on the TSX, it is not clear whether the trading volume will be sufficient to reliably establish the fair market value of the Rights. The determination of the proper allocation of tax basis between the Rights and the Common Shares for a U.S. Holder that exercises the over-subscription privilege is unclear.

U.S. Holders should consult their own tax advisors to determine the proper allocation of tax basis between the Rights and the Common Shares with respect to which the Rights are received.

Exercise of the Rights

A U.S. Holder will generally not recognize gain or loss on the exercise of the Rights and related receipt of Common Shares. A U.S. Holder’s initial tax basis in the Common Shares received on the exercise of the Rights should be equal to the sum of (i) such U.S. Holder’s tax basis in such Rights, if any, plus (ii) the exercise price paid by such U.S. Holder on the exercise of such Rights. A U.S. Holder’s holding period for the Common Shares received on the exercise of the Rights will begin on the day that such Rights are exercised by such U.S. Holder.

If a U.S. Holder exercises the Rights after disposing of Common Shares with respect to which the Rights were received, then certain aspects of the exercise of the Rights is unclear, including (i) the allocation of tax basis between the Common Shares previously sold and the Rights, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the Common Shares previously sold and (iii) the impact of such allocation on the tax basis of the Common Shares acquired upon exercise of the Rights. A U.S. Holder that exercises the Rights received in the Offering after disposing of the Common Shares with respect to which the Rights were received should consult its own tax advisor regarding the tax consequences associated with the exercise of the Rights and the disposition of the Common Shares, including the potential application of the “wash sale” rules under Section 1091 of the Code.

Disposition of the Rights

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Right in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) such U.S. Holder’s tax basis, if any, in the Right sold or otherwise disposed of. Any gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the Right is treated as having been held for more than one year under the holding period rule described above under “—Receipt, Ownership, Exercise, Lapse and Disposition of the Rights—Holding Period in the Rights.” Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Lapse of the Rights

If a U.S. Holder’s Rights expire, a U.S. Holder generally will not recognize any gain or loss for U.S. federal income tax purposes upon the expiration of the Rights. If a U.S. Holder has tax basis in the expired Rights, such tax basis should be re-allocated to the tax basis of the Common Shares with respect to which the Rights were received. If the Rights expire after a U.S. Holder has disposed of the Common Shares with respect to which the Rights are received, such U.S. Holder should consult its tax advisor regarding its ability to recognize a loss (if any) on the expiration of the Rights.

Distributions on Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of distributions, if any, made on our Common Shares received upon exercise of a Right (including any amount withheld in respect of Canadian taxes) generally will be taxable to a U.S. Holder as dividend income to the extent of our current or accumulated earnings and profits, computed under U.S. federal tax principles. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. See “—Sale, Exchange or Other Taxable Disposition of Common Shares.”

A U.S. Holder that receives a dividend paid in Canadian dollars must include in its income the U.S. dollar value of the dividend based on the spot rate of exchange in effect on the date the dividend is received by the U.S. Holder, regardless of whether the Canadian dollars are converted into U.S. dollars on such date. If the Canadian dollars distributed to the U.S. Holder are not converted into U.S. dollars on the date of receipt, the U.S. Holder may recognize foreign currency gain or loss attributable to the actual disposition of any such Canadian dollars it receives as described in “—Exchange of Canadian Dollars for U.S. Dollars.” Foreign currency gain or loss generally will be treated, for U.S. foreign tax credit purposes, as U.S. source ordinary income or loss.

Because we are not a U.S. corporation, U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Common Shares will generally be treated as foreign source income for purposes of computing allowable foreign tax credits for U.S. federal income tax purposes. However, as discussed below under “—Foreign Tax Credit,” for purposes of a U.S. Holder’s ability to credit foreign taxes, all or a portion of such dividends may be treated as U.S.-source income.

Dividends paid on our Common Shares to a non-corporate U.S. Holder generally will be treated as “qualified dividend income” that is taxable to such non-corporate U.S. Holder at preferential capital gain tax rates provided that (i) the Common Shares are readily tradable on an established securities market in the United States or we are eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information provision (such as the Canada-US Tax Treaty); (ii) we are not a PFIC (as defined herein) for the taxable year during which the dividend is paid or the immediately preceding taxable year (see the discussion below under “—Passive Foreign Investment Company Rules”) and (iii) certain holding period and other requirements are satisfied. It is not clear whether dividends paid on our Common Shares would qualify for qualified dividend income treatment.

Non-corporate U.S. Holders should consult their own tax advisors regarding the availability of the preferential rates applicable to qualified dividend income for any dividends paid with respect to our Common Shares.

Foreign Tax Credit

U.S. Holders may be subject to Canadian withholding tax on distributions paid with respect to our Common Shares received upon exercise of a Right. Subject to certain limitations that may vary depending upon the circumstances, such Canadian withholding tax on distributions paid by us on our Common Shares to a U.S. Holder is generally reduced to 15% pursuant to the Canada-US Tax Treaty, provided that such U.S. Holder is fully entitled to the benefits of the Canada-US Tax Treaty. Subject to the discussion below, U.S. Holders generally may treat the amount of any Canadian withholding taxes as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Alternatively, a U.S. Holder may, subject to applicable limitations, elect to deduct the otherwise creditable Canadian withholding taxes for U.S. federal income tax purposes.

Canadian withholding taxes must be translated into U.S. dollars using the exchange rate in effect on the day the taxes were withheld (in the case of cash basis and electing accrual basis holders) or at the average exchange rate for the year of accrual (in the case of accrual basis holders who have not made such an election). Any such election will apply for the taxable year in which it is made and all subsequent taxable years, unless revoked with the consent of the IRS.

If a foreign corporation is a “United States-owned foreign corporation” (as defined herein), dividends may be re-characterized as U.S.-source income in the same proportion as the percentage of such foreign corporation’s earnings and profits (as determined under U.S. tax principles) from sources within the United States. A foreign corporation is a “United States-owned foreign corporation” if 50% or more (by vote or by value) of the stock of such corporation is held, directly or indirectly, by United States persons (as defined in the Code). We believe that, as of the date hereof, United States persons own 50% or more of the voting power and value of our Common Shares (whether held directly, indirectly or through attribution), and thus, all or a portion of the dividends received with respect to our Common Shares by a U.S. Holder may be treated as U.S.-source income for purposes of calculating such U.S. Holder’s foreign tax credit limitation. To the extent that a U.S. Holder is unable to establish that all or a portion of a dividend from us is foreign source income, the value of any potential foreign tax credit attributable to any Canadian withholding taxes on our dividends may be limited.

The rules governing the foreign tax credit are complex and their application depends on each taxpayer’s particular circumstances. Accordingly, U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize taxable gain or loss upon the sale, exchange, redemption or other taxable disposition of our Common Shares received upon exercise of a Right in an amount equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Common Shares. Any gain or loss recognized on a taxable disposition of our Common Shares will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period at the time of the sale, exchange, redemption or other taxable disposition of our Common Shares is more than one year. Long-term capital gains of individuals, estates, and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Exchange of Canadian Dollars for U.S. Dollars

A U.S. Holder’s tax basis in any Canadian dollar received as a dividend on our Common Shares received upon exercise of a Right, or on the sale or other taxable disposition of a Right or our Common Shares received upon exercise of a Right, will be the U.S. dollar value of such Canadian dollar at the spot rate of exchange in effect on the date of receipt of the Canadian dollar. A U.S. Holder will generally recognize gain or loss on a sale, exchange or other taxable disposition of the Canadian dollar equal to the difference between (i) the amount of U.S. dollars, or the fair market value in U.S. dollars of other property received in such disposition, and (ii) the U.S. Holder’s tax basis in such Canadian dollar. Any gain or loss recognized by a U.S. Holder on a sale, exchange or other taxable disposition of the Canadian dollar will be ordinary income or loss and generally will be U.S. source income or loss for U.S. foreign tax credit purposes.

Reportable Transactions

A U.S. Holder that recognizes exchange loss with respect to the Rights or the Common Shares received upon exercise of a Right would be required to report the loss on IRS Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the applicable U.S. Treasury regulations. For individuals and trusts, this loss threshold is US$50,000 in any single year. For other types of taxpayers and other types of losses, the thresholds are higher. U.S. Holders should consult their own tax advisors regarding the application of these rules to the receipt, ownership, exercise, lapse and disposition of the Rights and the ownership and disposition of the Common Shares received upon exercise of a Right.

Passive Foreign Investment Company Rules

Adverse U.S. federal income tax rules apply to a U.S. Holder that holds shares or options to acquire shares in a foreign corporation classified as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:

•

at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains, and rents derived other than in the active conduct of a rental business); or

•	the average percentage by value (determined quarterly) of our assets during such taxable year that produce or are held for the production of passive income is at least 50%.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock.

Based on estimates of our gross income, the nature and value of our assets, the manner in which we conduct our business and our expectation for the manner in which such business will be conducted in the future, we do not believe that we were a PFIC for our 2022 taxable year and do not expect to be treated as a PFIC in the current taxable year. However, the IRS or a court could take a contrary position. Because PFIC status depends on the composition of a company’s income and assets and the market value of its assets from time to time, there can be no assurance that we will not be considered a PFIC for our 2022 taxable year, the current taxable year or any future taxable year.

If we were to be treated as a PFIC for any taxable year in which a U.S. Holder holds our Common Shares (and regardless of whether we remain a PFIC for subsequent taxable years), gain recognized by the U.S. Holder on the sale or other disposition of the Common Shares would be allocated ratably over the U.S. Holder’s aggregate holding period for the Common Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that taxable year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year. In addition, if we were a PFIC for any taxable year during which a U.S. Holder held the Rights, such U.S. Holder could be taxed on a sale or other disposition of a Right in the same manner that the U.S. Holder would be taxed upon a sale or other disposition of the Common Shares. However, the exercise of an option to acquire a PFIC is, under proposed U.S. Treasury regulations, generally not a taxable disposition for purposes of the PFIC rules, and thus an exercise of a Right into our Common Shares should not be taxable under the special PFIC rules described in this paragraph. Further, to the extent that any distribution received by a U.S. Holder on our Common Shares exceeds 125% of the average of the annual distributions on the Common Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution will be subject to taxation in the same manner as gain, described immediately above.

If we were to be treated as a PFIC, certain elections (such as a “QEF election” or “mark-to-market” election) may be available that could result in a more favorable alternative treatment for U.S. Holders of our Common Shares. Under proposed U.S. Treasury Regulations, if a U.S. Holder has an option to acquire stock of a PFIC, such an option is considered to be PFIC stock also subject to the PFIC rules described above. However, a U.S. Holder may not make a QEF election or mark-to-market election with respect to such an option. In addition, under proposed U.S. Treasury Regulations, if a U.S. Holder holds an option to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option includes the period that the option was held. As a result, this holding period rule impacts the availability of a timely QEF election or mark-to-market election with respect to the Rights and the Common Shares received upon the exercise of such Rights. Furthermore, if we do not provide the information necessary for U.S. Holders to make a QEF election, such an election may not be available. If we were to be treated as a PFIC for any taxable year in which a U.S. Holder holds the Rights or Common Shares received upon exercise of a Right, such U.S. Holder may (in the case of the Rights) and generally will (in the case of Common Shares) be required to file an annual information return with the IRS reflecting such ownership, regardless of whether any election for an alternative treatment is made.

Because of the complexity and uncertainty of the treatment of the Rights under the PFIC rules, U.S. Holders should consult their own tax advisors regarding the adverse tax consequences that may result from the application of the PFIC rules to the Rights and the Common Shares received upon the exercise of such Rights if we were to be a PFIC, and the availability of, and procedure for making, any qualifying election with respect to thereto along with the consequences of making any such available election in their particular circumstances.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of dividends (including deemed dividends) and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of the Rights or Common Shares received upon exercise of a Right that are paid by a U.S. paying agent or other U.S. intermediary. Backup withholding will apply to such payments unless a U.S. Holder provides to the applicable withholding agent its taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed the U.S. Holder’s actual U.S. federal income tax liability and the U.S. Holder timely provides the required information or appropriate claim form to the IRS. U.S. Holders should consult their own tax advisors regarding any additional tax reporting or filing requirements they may have as a result of the receipt, ownership, exercise, lapse and disposition of the Rights and the ownership and disposition of our Common Shares received upon exercise of a Right.

Foreign Financial Asset Reporting

Certain U.S. Holders are required to report information to the IRS with respect to their ownership of “specified foreign financial assets,” which generally will include the Rights and our Common Shares, subject to certain exceptions (including an exception for Rights and Common Shares held in accounts maintained by certain financial institutions). U.S. Holders who fail to report required information could become subject to substantial penalties. Prospective purchasers should consult their own tax advisors regarding the possible implications of these rules to their ownership of the Rights and our Common Shares.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF RECEIVING, OWNING, EXERCISING, ALLOWING THE LAPSE OF AND DISPOSING OF THE RIGHTS AND OWNING AND DISPOSING OF COMMON SHARES RECEIVED UPON EXERCISE OF A RIGHT, INCLUDING THE CONSIDERATIONS OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

On    , the distribution date, we will distribute the Rights, the Rights DRS Advice, and Notice to individuals who owned Common Shares as of the close of business, on    , the Record Date. If you wish to exercise your Rights and purchase Common Shares, you must complete and deliver the Subscription Form to the subscription agent in the manner set out in the section entitled “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights,” together with full payment for all the Rights you elect to exercise under the Basic Subscription Privilege and Additional Subscription Privilege, before the expiration of the Offering. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of Common Shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your Registered Holder to exercise your Right on your behalf and deliver all required documents and payment before the expiration of the Offering. You should contact the Registered Holder of the rights as soon as possible as they may establish an earlier deadline for receiving subscription instructions. See “Questions and Answers Relating to the Rights Offering—How to Exercise the Rights— How does a shareholder that is not a Registered Holder participate in the Offering?” for more information.

Your payment of the Subscription Price must be made in Canadian dollars for the full number of Common Shares for which you are subscribing by certified check, bank draft or money order payable to the subscription agent. The subscription agent will accept payment only by certified check, bank draft or money order payable to the subscription agent.

If you have any questions, you should contact the subscription agent, Computershare, at 1-800-564-6253 or 1-514-982-7555 (if outside North America) or the Company’s investor relations department, at ir@dirtt.com or 1-800-605-6707.

We have not employed any brokers, dealers, dealer-managers, or underwriters in connection with the solicitation of exercise of Rights. Some of our directors, officers or employees may solicit responses from you as a holder of Rights, but we will not pay such persons any commissions or compensation for these services other than their normal employment compensation (if applicable). We will not pay the Standby Purchasers a fee.

Computershare is acting as the subscription agent for this Offering. We will pay all customary fees and expenses of the subscription agent related to this Offering and have also agreed to indemnify the subscription agent from liabilities that it may incur in connection with this Offering.

This prospectus relates to the distribution of the Rights to holders of Common Shares under the laws of the United States. If you are a resident in or otherwise subject to the securities laws of Canada, you should also refer to the Canadian Circular filed on our SEDAR+ profile at www.sedarplus.ca.

CURRENCY AND EXCHANGE RATES

In this prospectus, unless otherwise specified, all references to “dollars” or “US$” are to U.S. dollars and references to “C$” are to Canadian dollars.

The following table sets forth certain exchange rates as reported by the Bank of Canada. Such rates are set forth as Canadian dollars per United States dollar.

	Year ended December 31			Nine months ended September 30
	2022	2021	2020	2023	2022
Period End	0.7383	0.7888	0.7854	0.7396	0.7296
Average	0.7692	0.798	0.7461	0.7433	0.7798
Low	0.7217	0.7727	0.6898	0.7243	0.7285
High	0.8031	0.8306	0.7863	0.7617	0.8031

On October 23, 2023, the rate of exchange for the United States dollar, expressed in Canadian dollars, based on the Bank of Canada daily average exchange rate for United States dollars, was C$1.00 equals US$0.7303.

CONSOLIDATED CAPITALIZATION

There have been no material changes in our capital structure since June 30, 2023, the date of our financial statements for the most recently completed financial period.

ENFORCEMENT OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that (i) the Company is a corporation incorporated under the ABCA and is governed by the laws of Alberta, (ii) certain of its directors and executive officers are resident outside the United States, (iii) certain experts named in this prospectus are resident outside the United States and (iv) all or a substantial portion of the assets of the foregoing persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company, and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability provisions of the United States federal securities laws.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon by Bennett Jones LLP, Calgary, Alberta, Canada, with respect to Canadian legal matters.

AUDITORS, TRANSFER AGENT AND REGISTRAR

PricewaterhouseCoopers LLP was initially appointed as our auditor at our annual meeting of shareholders held on June 26, 2018. PricewaterhouseCoopers LLP is located at 111-5th Avenue SW, Suite 3100, Calgary, Alberta, Canada T2P 5L3.

Our transfer agent and the registrar for our Common Shares in Canada is Computershare Investor Services Inc. located at 100 University Avenue, 8th Floor, Toronto, Ontario, Canada, M5J 2Y1 and, in the United States is Computershare Trust Company, N.A. located at 1011-250 Royall Street, Canton, Massachusetts, USA 02021.

INTERESTS OF EXPERTS

The consolidated financial statements as of December 31, 2022 and December 31, 2021 and for each of the three years in the period ended December 31, 2022 appearing in our Annual Report on Form 10-K and incorporated by reference herein have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

C$

DIRTT Environmental Solutions Ltd.

SUBSCRIPTION RIGHTS TO PURCHASE UP TO    SHARES

OF COMMON SHARES AT C$    PER SHARE

PROSPECTUS

    , 2023

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemization of the fees and expenses in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	539
Legal fees and expenses	US$	300,000
Accounting fees and expenses	US$	50,000
Transfer agent, subscription agent and registrar fees and expenses	US$	50,000
Other fees and expenses	US$	50,000
Printing, FINRA filing fee (if applicable) and miscellaneous expenses	US$	25,000

Total	US$	475,539

Item 14.	Indemnification of Directors and Officers

Under Section 124 of the ABCA, except in respect of an action by or on behalf of us to procure a judgment in our favor, we may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, “Indemnified Persons”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative, investigative or other actions or proceedings to which the Indemnified Person is involved by reason of being or having been our director or officer, if (i) the Indemnified Person acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that such Indemnified Person’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of any civil, criminal, administrative, investigative or other action or proceeding to which the Indemnified Person is involved by reason of being or having been our director or officer, if the Indemnified Person (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done and, (ii) fulfills the Discretionary Indemnification Conditions (collectively, the “Mandatory Indemnification Conditions”). We may advance funds to an Indemnified Person for the costs, charges and expenses of such a proceeding; however, the Indemnified Person shall repay the funds if the Indemnified Person does not fulfill the Mandatory Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Discretionary Indemnification Conditions are met.

As contemplated by Section 124(4) of the ABCA and our by-laws, we have acquired and maintain liability insurance for our directors and officers with coverage and terms that are customary for a company of our size in our industry of operations.

Our by-laws provide that we shall, to the maximum extent permitted under the ABCA or otherwise by applicable law, indemnify our present and former directors and officers as well as any person who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other action or proceeding to which he or she is made a party to or involved by reason of that association with us or such other entity.

Our by-laws also provide that none of our directors or officers shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired by us or for or on behalf of us or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be placed or invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation, including any person, firm or corporation with whom or with which any moneys, securities or effects shall be lodged or deposited, or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with our moneys, securities or other assets, or for any other loss, damage or misfortune whatsoever which may happen in the execution of the duties of his or her office or trust or in relation thereto; provided that nothing in our by-laws shall relieve any director or officer from the duty to act in accordance with the ABCA and the regulations thereunder. The foregoing is premised on the requirement under our by-laws that each of our directors and officers, in exercising his or her powers and discharging his or her duties, shall act honestly, in good faith and with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

We have also entered into indemnification agreements with all of our directors and executive officers. Subject to certain exceptions, these agreements generally require that we indemnify and hold our directors and officers and their respective heirs, executors, administrators and other legal representatives (collectively, the “DIRTT Indemnified Parties”) harmless, to the fullest extent permitted by law, for any losses that they may incur in relation to their association with us and our subsidiaries as directors and officers. Such indemnity will only be available if the DIRTT Indemnified Party: (i) acted honestly and in good faith with a view to our best interest or, as the case may be, to the best interest of an entity for which the DIRTT Indemnified Party acted as a director, officer or in a similar capacity at our request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had acted with a reasonable belief that his or her conduct was lawful. The indemnification agreements also provide that, upon the request of a DIRTT Indemnified Party, we shall advance expenses to the DIRTT Indemnified Parties so that they may properly investigate, defend or appeal any applicable claim.

Item 15.	Recent Sales of Unregistered Securities

On June 2, 2023, the Company issued 3,899,745 Common Shares to the 22NW Group pursuant to a Debt Settlement Agreement and a Share Issuance Agreement, each between the Company and the 22NW Group, at a deemed price of US$0.40 per Common Share. The Common Shares were issued to the 22NW Group as reimbursement for the costs incurred by the 22NW Group in connection with the contested director election at the annual and special meeting of shareholders of the Company held on April 26, 2022, being approximately US$1.6 million. The issuance of Common Shares pursuant to the Share Issuance Agreement was subject to approval by the Company’s shareholders, and the Company’s shareholders subsequently approved such issuance at the Company’s 2023 annual meeting of shareholders held on May 30, 2023. The Common Shares were offered and sold in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act and under National Instrument 45-106 – Prospectus Exemptions.

On November 30, 2022, pursuant to irrevocable subscription agreements between the Company and each of 22NW, 726, and all of the then directors and officers of the Company, being Douglas Edwards, Aron English, Brad Little, Richard Hunter, Cory Mitchell, Shaun Noll, Scott Robinson, Scott Ryan, Ken Sanders, Benjamin Urban, Jeff Dopheide, Mark Greffen and Nandini Somayaji (collectively, the “2020 PIPE Purchasers”), the Company issued 8.7 million Common Shares to the 2020 PIPE Purchasers. The Common Shares were offered and sold at a subscription price of US$0.32 per Common Share for aggregate gross proceeds of approximately US$2.8 million. The Common Shares were offered and sold in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act.

On November 30, 2022, the Company issued 638,996 Common Shares to 726, at a deemed per share price equal US$0.32 per Common Share, as reimbursement for the costs incurred by 726 in connection with the Company’s contested director elections in 2022. The Company and 726 executed a Release, dated November 30, 2022, which released and discharged the Company from any claims for legal fees or other expenses incurred by 726 in connection with the Company’s contested director elections in 2022.

Item 16.	Exhibits and Financial Statement Schedules

A list of exhibits filed with this registration statement is set forth in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)	That:

(i)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective, and

(ii)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

Exhibit No.	Description

3.1*	Restated Articles of Amalgamation of DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

3.2*	Amended and Restated Bylaw No. 1 of DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on May 22, 2020).

4.1*	Base Indenture, dated January 25, 2021, by and among DIRTT Environmental Solutions Ltd., Computershare Trust Company of Canada and Computershare Trust Company, National Association as Trustees (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on January 29, 2021).

4.2*	Supplemental Indenture, dated January 25, 2021, by and among the Company, Computershare Trust Company of Canada and Computershare Trust Company, National Association as Trustees (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on January 29, 2021).

4.3*	Second Supplemental Indenture, dated December 1, 2021, by and among the Company, Computershare Trust Company of Canada and Computershare Trust Company, National Association as Trustees (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on December 1, 2021).

4.4**	Form of Rights Agreement, by and between DIRTT and Computershare Investor Services, Inc., as subscription agent.

5.1**	Opinion of Bennett Jones LLP.

8.1**	Opinion of Bennett Jones LLP relating to Canadian tax matters.

8.2	Form of Opinion of Vinson & Elkins, L.L.P. relating to U.S. tax matters.

10.1*+#	Loan Agreement, dated February 12, 2021, by and among the Royal Bank of Canada, DIRTT Environmental Solutions Ltd. and DIRTT Environmental Solutions, Inc., as borrowers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on February 19, 2021).

10.2*	Second Amendment to Loan Agreement, dated February 9, 2023, by and among DIRTT Environmental Solutions Ltd., DIRTT Environmental Solutions, Inc. and Royal Bank of Canada (incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-K, File No. 001-39061, filed on February 22, 2023).

10.3*+#	First Amendment and Consent to Loan Agreement, dated November 15, 2021, by and among the Royal Bank of Canada, as lender, and DIRTT Environmental Solutions Ltd. and DIRTT Environmental Solutions, Inc., as borrowers (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on November 23, 2021).

10.4*+	Amended and Restated Incentive Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.5*+	DIRTT Environmental Solutions Ltd. Amended and Restated Long Term Incentive Program effective May 30, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q, File No. 001-39061, filed on August 2, 2023).

Exhibit No.	Description

10.6*+	Form of Option Award Agreement Under the DIRTT Environmental Solutions Ltd. Long-Term Incentive Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8, File No. 333-238689, filed on May 26, 2020).

10.7*+	Form of Time-Based Restricted Share Unit Award Agreement Under the DIRTT Environmental Solutions Ltd. Long-Term Incentive Plan (incorporated by reference to Exhibit 4.5 to the Registrant’s Registration Statement on Form S-8, File No. 333-238689, filed on May 26, 2020).

10.8*+	DIRTT Environmental Solutions Ltd. 2022 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q File No. 001-39061, filed on May 4, 2022).

10.9*+	Form of Performance-Based Restricted Share Unit Award Agreement Under the DIRTT Environmental Solutions Ltd. Long-Term Incentive Plan (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-8, File No. 333-238689, filed on May 26, 2020).

10.10*+	Deferred Share Unit Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.4 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.11*+	DIRTT Environmental Solutions Ltd. Amended and Restated Employee Share Purchase Plan (incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8, File No. 333-234143, filed on October 9, 2019).

10.12*#	Industrial Lease, dated September 15, 2012, by and between Piret (7303-30th Street SE) Holdings Inc. and DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.13*#	Agreement of Lease, dated November 5, 2013, by and between Dundee Industrial Twofer (GP) Inc. and DIRTT Environmental Solutions Ltd., as amended by the Lease Amending Agreement, dated October 21, 2016, by and between Dream Industrial Twofer (GP) Inc. (formerly known as Dundee Industrial Twofer (GP) Inc.) and DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 10.24 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.14*#	Lease of Industrial Space, dated February 12, 2015, by and between Hoopp Realty Inc./Les Immeubles Hoopp Inc., by its duly authorized agent, Triovest Realty Advisors Inc., and DIRTT Environmental Solutions Ltd., as amended by the Amendment of Lease, dated April 16, 2015, the Lease Modification Agreement, dated October 27, 2015, the Third Amendment of Lease, dated November 12, 2015, and the Fourth Amendment of Lease, dated January 8, 2016 (incorporated by reference to Exhibit 10.25 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.15*#	Lease Agreement, dated March 29, 2011, by and between EastGroup Properties, L.P. and DIRTT Environmental Solutions, Inc. (incorporated by reference to Exhibit 10.26 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.16*#	Lease, dated July 1, 2015, by and between Majik Ventures, L.L.C. and DIRTT Environmental Solutions, Inc., as amended by the First Amendment to Lease, dated May 11, 2017, by and between CAM Investment 352 LLC and DIRTT Environmental Solutions, Inc. (incorporated by reference to Exhibit 10.27 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

Exhibit No.	Description

10.17*#	Industrial Lease Agreement, dated October 2, 2008, by and between 141 Knowlton Way, LLC and DIRTT Environmental Solutions, Inc., as amended by the First Amendment to Industrial Lease Agreement, dated March 11, 2009, and the Second Amendment to Industrial Lease Agreement, dated August 23, 2018, by and between SH7-Savannah, LLC and DIRTT Environmental Solutions, Inc. (incorporated by reference to Exhibit 10.28 to the Registrant’s Registration Statement on Form 10, File No. 001-39061, filed on September 20, 2019).

10.18*#	Lease Agreement, dated October 7, 2019, by and between DIRTT Environmental Solutions, Inc. and SP Rock Hill Legacy East #1, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-Q, File No. 001-39061, filed on November 7, 2019).

10.19*#	Second Amendment to Lease made as of the 6th day of July, 2020, by and between SP ROCK HILL LEGACY EAST #1, LLC, an Indiana limited liability company, and DIRTT ENVIRONMENTAL SOLUTIONS, INC., a Colorado corporation (incorporated by reference to Exhibit 10.4 to the Registrant’s Form 10-Q, File No. 001-39061, filed on July 29, 2020).

10.20*#	Lease Agreement between Tennyson Campus Owner, LP and DIRTT Environmental Solutions, Inc. dated March 4, 2020 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q, File No. 001-39061, filed on May 6, 2020).

10.21*	Letter Agreement, dated January 7, 2021, by and among DIRTT Environmental Solutions Ltd., DIRTT Environmental Solutions, Inc. and Royal Bank of Canada (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, File No. 001-39061, filed on January 13, 2021).

10.22*	DIRTT Environmental Solutions Ltd. Employee Share Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-39061, filed on May 4, 2022).

10.23*	Indemnity Agreement, dated April 26, 2022, between the Company and Douglas A. Edwards, together with a schedule identifying other substantially identical agreements between the Company and each of the other persons identified on the schedule (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-39061, filed on May 4, 2022).

10.24*¥	Lease Amending Agreement, dated April 6, 2022, by and between Piret (7303—30th Street SE) Holdings Inc. and DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-39061, filed on July 27, 2022).

10.25*+	Executive Employment Agreement, dated August 12, 2022, by and between DIRTT Environmental Solutions Inc. and Richard Hunter (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q, File No. 001-39061, filed on November 14, 2022).

10.26*+	Executive Employment Agreement, dated June 22, 2022 by and between DIRTT Environmental Solutions Ltd. and Benjamin Urban (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-39061, filed on July 27, 2022).

10.27*	Indemnity Agreement, dated June 22, 2022, between DIRTT Environmental Solutions Ltd and Benjamin Urban, together with a schedule identifying other substantially identical agreements between the Company and each of the other persons identified on the schedule (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q, File No. 001-39061, filed on July 27, 2022).

10.28*	Indemnity Agreement, dated April 26, 2022, between the Company and Douglas A. Edwards, together with a schedule identifying other substantially identical agreements between the Company and each of the other persons identified on the schedule (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q File No. 001-39061, filed on May 4, 2022).

Exhibit No.	Description

10.29*	Indemnity Agreement, dated August 11, 2022, between DIRTT Environmental Solutions Ltd and Richard Hunter, together with a schedule identifying other substantially identical agreements between the Company and each of the other persons identified on the schedule (incorporated by reference to Exhibit 10.6 to the Registrant’s Form 10-Q, File No. 001-39061, filed on November 14, 2022).

10.30*	Co-ownership Agreement by and between DIRTT Environmental Solutions Ltd. and Armstrong World Industries, Inc., effective May 9, 2023 (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q, File No. 001-39061, filed on August 2, 2023)

10.31*+	DIRTT Environmental Solutions Ltd. Amended and Restated Long Term Incentive Program effective May 30, 2023 (incorporated by reference to Exhibit 10.2 to the Registrant’s Form 10-Q, File No. 001-39061, filed on August 2, 2023)

10.32**	Form of Standby Purchase Agreement, by and among DIRTT Environmental Solutions Ltd., 22NW Fund, LP, 726 BC LLC, 726 BF LLC, Aron English and Shaun Noll.

21.1*	Subsidiaries of DIRTT Environmental Solutions Ltd. (incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K, File No. 001-39061, filed on February 22, 2023).

23.1	Consent of PricewaterhouseCoopers LLP, an Independent Registered Public Accounting Firm.

23.2**	Consent of Bennett Jones LLP. Reference is made to Exhibits 5.1 and 8.1.

23.3**	Consent of Vinson & Elkins, L.L.P. Reference is made to Exhibit 8.2.

24.1	Power of Attorney. Reference is made to the signature pages hereto.

99.1**	Notice to Holders of Common Shares

107	Filing Fee Table

*	Previously filed.
**	To be filed by amendment.
+	Compensatory plan or agreement.
#	Specific terms in this exhibit (indicated therein by asterisks) have been omitted because such terms are both not material and would likely cause competitive harm to the Company it publicly disclosed.
¥

Information in this exhibit identified by brackets is confidential and has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is not material and is the type of information that the Company customarily treats as private or confidential. An unredacted copy of this exhibit will be furnished to the Securities and Exchange Commission on a supplemental basis upon request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Calgary, Alberta, Canada on October 25, 2023.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	/s/ Benjamin Urban
Name:	Benjamin Urban
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Benjamin Urban and Fareeha Khan, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary and desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on October 25, 2023.

Signature	Title

/s/ Benjamin Urban	Chief Executive Officer and Director (Principal Executive Officer)
Benjamin Urban

/s/ Fareeha Khan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Fareeha Khan

/s/ Ken Sanders	Director
Ken Sanders

/s/ Douglas Edwards	Director
Douglas Edwards

/s/ Aron English	Director
Aron English

/s/ Shaun Noll	Director
Shaun Noll

/s/ Scott Robinson	Director
Scott Robinson

/s/ Scott Ryan	Director
Scott Ryan

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned certifies that it is the duly authorized United States representative of DIRTT Environmental Solutions Ltd. and has duly caused this Registration Statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the City of Calgary, Alberta, Canada on October 25, 2023.

DIRTT Environmental Solutions, Inc.
(Authorized Representative)

By:	/s/ Benjamin Urban
Name:	Benjamin Urban
Title:	Chief Executive Officer